Exhibit 99.1
Wintrust Financial Corporation
9700 W. Higgins Road, Suite 800, Rosemont, Illinois 60018
News Release

FOR IMMEDIATE RELEASE	January 20, 2021
FOR MORE INFORMATION CONTACT:
Edward J. Wehmer, Founder & Chief Executive Officer
David A. Dykstra, Vice Chairman & Chief Operating Officer
(847) 939-9000
Web site address: www.wintrust.com

Wintrust Financial Corporation Reports Fourth Quarter 2020 Net Income of $101.2 million and Full-Year 2020 Net Income of $293.0 million

ROSEMONT, ILLINOIS – Wintrust Financial Corporation (“Wintrust”, “the Company”, "we" or "our") (Nasdaq: WTFC) announced net income of $101.2 million or $1.63 per diluted common share for the fourth quarter of 2020, a decrease in diluted earnings per common share of 2% compared to the third quarter of 2020 and an increase of 13% compared to the fourth quarter of 2019. The Company recorded net income of $293.0 million or $4.68 per diluted common share for the year ended December 31, 2020 compared to net income of $355.7 million or $6.03 per diluted common share for the same period of 2019.

Highlights of the Fourth Quarter of 2020:
Comparative information to the third quarter of 2020
•Total assets increased by $1.3 billion.
•Total loans, excluding Paycheck Protection Program ("PPP") loans, increased by $607 million primarily due to growth in commercial loans and life insurance premium finance receivables. This growth also included a $71 million net increase in residential real estate loans for investment as the Company decided to allocate a portion of its current and future mortgage production for investment.
◦In addition, during the fourth quarter of 2020, the Company exercised its early buy-out option on $248 million of eligible loans previously sold to the Government National Mortgage Association ("GNMA") recorded in mortgage loans held-for-sale. See Table 1 for more information.
◦PPP loans originated in 2020 declined by $663 million in the fourth quarter of 2020 primarily as a result of processing forgiveness payments. As of January 15, 2021, approximately 23% of PPP loan balances originated in 2020 have been forgiven, approximately 45% of balances are in the forgiveness review or submission process, and approximately 32% of balances have yet to apply.
•Total deposits increased by $1.2 billion, notwithstanding the return of approximately $666 million in wholesale deposits during the fourth quarter of 2020.
•Net interest income increased by $3.5 million primarily due to a reduction in the rate on interest-bearing deposits and loan growth.
◦The rate on interest-bearing deposits declined by 10 basis points in the fourth quarter of 2020 as compared to the third quarter of 2020. This improvement more than offset a two basis point decline in the yield on total loans in the fourth quarter of 2020 as compared to the third quarter of 2020.
◦The Company recognized $16.8 million of PPP loan fee accretion in the fourth quarter of 2020 as compared to $17.4 million in the third quarter of 2020 on PPP loans originated in 2020. As of December 31, 2020, the Company had approximately $32.5 million of PPP loan fees that have yet to be recognized in income.
•The loans to deposits ratio ended the fourth quarter of 2020 at 86.5% as compared to 89.7% as of September 30, 2020. Excluding PPP loans, the loans to deposits ratio ended the fourth quarter of 2020 at 79.2%.
•Mortgage banking revenue decreased by $21.7 million to $86.8 million for the fourth quarter of 2020 as compared to $108.5 million in the prior quarter.
•Outstanding COVID-19 related loan modifications for customers totaled approximately $345 million or 1.2% of total loans, excluding PPP loans, as of December 31, 2020 as compared to $413 million or 1.4% as of September 30, 2020.
•Provision for credit losses totaled $1.2 million in the fourth quarter of 2020 as compared to $25.0 million in the third quarter of 2020.

•Recorded net charge-offs of $10.3 million in the fourth quarter of 2020, of which $5.9 million were reserves on individually assessed loans as of the prior quarter end, as compared to net charge-offs of $9.3 million in the third quarter of 2020. Net charge-offs as a percentage of average total loans, totaled 13 basis points in the fourth quarter of 2020 on an annualized basis compared to 12 basis points on an annualized basis in the third quarter of 2020.
•The allowance for credit losses on our core loan portfolio is approximately 1.82% of the outstanding balance as of December 31, 2020, down from 1.88% as of September 30, 2020. See Table 12 for more information.
•Non-performing loans declined by $45.6 million, or 26%, and totaled $127.5 million, or 0.40% of total loans, as of December 31, 2020 as compared to $173.1 million, or 0.54% of total loans, as of September 30, 2020.

Other items of note from the fourth quarter of 2020

•The following items had a $13.2 million unfavorable pre-tax income impact on the fourth quarter of 2020:
•Recorded a decrease in the value of mortgage servicing rights related to changes in fair value model assumptions of $5.2 million in the fourth quarter of 2020 as compared to a decrease of $3.0 million in the third quarter of 2020.
•Accrued $6.6 million of contingent consideration expense in the fourth quarter of 2020 related to the previous acquisition of mortgage operations as compared to $6.3 million in the third quarter of 2020, which was recorded in other non-interest expense.
•Recorded an impairment charge of $1.4 million in occupancy expense related to the planned closure of 10 bank branches.
•Repurchased 974,150 shares of our common stock at a cost of $54.9 million, or an average price of $56.40 per share.

Edward J. Wehmer, Founder and Chief Executive Officer, commented, "Wintrust reported net income of $101.2 million for the fourth quarter of 2020, down from $107.3 million in the third quarter of 2020. The fourth quarter of 2020 was characterized by significant loan growth, increased net interest income, strong mortgage banking revenue, a significant reduction in non-performing loans and a continued focus to increase franchise value in our market area."

Reflecting on the year, Mr. Wehmer stated, "I am very appreciative of our staff's tireless efforts to make the best of a difficult year. The year offered many challenges and I could not be more proud of our results. Pre-tax income, excluding provision for credit losses (non-GAAP), increased by 13% to $604 million in 2020 as compared to $534 million in 2019. We finished 2020 with a lot of momentum and look forward to serving our communities and being responsive to our customers in the new year."

Mr. Wehmer continued, "The Company experienced significant loan growth, excluding PPP loans, in the fourth quarter of 2020, including growth in its commercial, commercial real estate, residential real estate loans for investment and life insurance premium finance receivable portfolios. In addition, the Company supplemented loan growth by exercising its early buy-out option on eligible GNMA loans. The majority of the loan growth was in the latter part of the quarter as total period end loans, excluding PPP loans, were $678 million higher than average total loans, excluding PPP loans, in the fourth quarter of 2020. Our loan pipelines remain strong and we expect to continue to grow loans in 2021 without compromising our credit standards. Total deposits increased by $1.2 billion as compared to the third quarter of 2020 even with the return of approximately $666 million in wholesale deposits. Additionally, the mix of deposit growth during the quarter was favorable evidenced by $1.3 billion of growth in non-interest bearing deposits. We continue to emphasize growing our franchise, including gathering low cost deposits, which we believe will drive value in the long term. Our loans to deposits ratio ended the quarter at 86.5% and we believe that we have sufficient liquidity to meet customer loan demand."

Mr. Wehmer commented, "Net interest income increased in the fourth quarter of 2020 primarily due to lower interest expense on interest-bearing deposits and loan growth. The rate on interest-bearing deposits declined 10 basis points in the fourth quarter of 2020 as compared to the third quarter of 2020. This improvement more than offset a two basis point decline in the yield on total loans in the fourth quarter of 2020 as compared to the third quarter of 2020. PPP loan fee accretion was relatively flat as the Company recognized $16.8 million of PPP loan fee accretion in the fourth quarter of 2020 as compared to $17.4 million in the third quarter of 2020. The three basis point decline in the net interest margin in the fourth quarter of 2020 as compared to the third quarter of 2020 was primarily due to increased levels of liquidity as average interest-bearing cash increased by $1.0 billion. We have accumulated excess liquidity in recent quarters and believe that, if conditions allow for suitable deployment of such excess liquidity, we could potentially increase our net interest margin by 15 to 30 basis points, depending on the mix of earning assets of such reinvestment."

Mr. Wehmer noted, “Our mortgage banking business delivered another strong quarter of mortgage banking revenue in light of the demand associated with historically low long-term interest rates. Loan volumes originated for sale in the fourth quarter of 2020 were $2.4 billion, up from $2.2 billion in the third quarter of 2020. Production revenue decreased during the quarter as the origination pipeline declined as compared to the end of the third quarter of 2020. This decline was partially due to the Company increasing its allocation of pipeline to originations for investment in order to increase earning assets on the balance sheet. Additionally, the Company recorded a $5.2 million decline in the value of mortgage servicing rights related to changes in fair value model assumptions. We are leveraging efficiencies in our delivery channels and staffing strategies to keep pace with unprecedented demand. The strong quarter of mortgage performance contributed to reporting a 1.12% net overhead ratio for the fourth quarter of 2020. We believe the first quarter of 2021 will provide another strong quarter for mortgage banking production."

Commenting on credit quality, Mr. Wehmer stated, "The Company recorded provision for credit losses of $1.2 million reflecting improvement in credit quality in the fourth quarter of 2020. We expended significant effort in the quarter diligently reviewing and addressing our credit portfolio. The Company's population of loans with a rating below "pass" as of December 31, 2020 declined by $273 million, or 14%, as compared to the prior quarter end primarily due to a note sale, pay-offs and risk rating upgrades. The level of non-performing loans decreased by $45.6 million primarily due to non-performing loan pay-offs. Additionally, net charge-offs remained relatively low totaling $10.3 million in the fourth quarter of 2020 as compared to $9.3 million in the third quarter of 2020. The allowance for credit losses on our core loan portfolio as of December 31, 2020 is approximately 1.82% of the outstanding balance. We believe that the Company’s reserves remain appropriate and we remain diligent in our review of credit."

Mr. Wehmer added, "In addition to the previously announced sale of three branches in southwestern Wisconsin, we continue to review our branch footprint and have initiated plans to close an additional 10 branches. These are predominantly smaller locations in close proximity to other Wintrust locations. As such, we do not expect any material attrition or customer disruption. We expect the noted branches to close prior to the end of the second quarter and the branch sale in Wisconsin to close in the second quarter. In the fourth quarter of 2020, we recorded an impairment charge of $1.4 million associated with the closing of the 10 locations. Collectively, the reduction of 13 locations represents approximately 7% of the Wintrust retail banking locations and will result in a reduction in expenses of approximately $5 million annually on an ongoing basis. It is important to note that while we see increased use of electronic services and are investing heavily in digital capabilities to allow clients to choose how they want to be served, Wintrust will continue to selectively open branches in areas where we are not represented."

Mr. Wehmer concluded, "We remain committed to supporting our community, including the well-being and safety of our customers and employees. We are participating in the latest round of PPP having opened our application portal on January 11, 2021. As of January 19, 2021, we have received approximately 5,400 applications aggregating in excess of $1.1 billion of loans with associated fees of approximately $44 million. We are focused on taking advantage of market opportunities to prudently deploy excess liquidity into earning assets. In particular, we expect to grow PPP loans, organic loans, residential real estate loans for investment and investment securities while maintaining an interest rate sensitive asset portfolio. We continue to evaluate our operating expense base to enhance future profitability. We also continue to carefully monitor the COVID-19 pandemic and evaluate the impact that it could have on the economy, our customers and our business. We remain focused on navigating the current environment by actively monitoring and managing our credit portfolio."

The graphs below illustrate certain financial highlights of the fourth quarter of 2020 as well as historical financial performance. See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information with respect to non-GAAP financial measures/ratios, including the reconciliations to the corresponding GAAP financial measures/ratios.

Net Income - 5 Quarter Trend
$ in Millions
$120
$100
$80
$60
$40
$20
$0
$86.0
$62.8
$21.7
$107.3
$101.2
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020

Total average interest-bearing deposits with banks and cash equivalents as a percentage of total average earning assets - 5 Quarter Trend
$ in Billions
$45
$40
$35
$30
$25
$20
$15
$10
$5
$0
14%
12%
10%
8%
6%
4%
$32.7
$33.7
$38.7
$39.8
$40.7
$2.2
$1.4
$3.2
$3.4
$4.4
6.7%
4.2%
8.4%
8.6%
10.8%
Q4 2019
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Total average earning assets
Total average interest-bearing deposits with banks and cash equivalents
Total average interest-bearing deposits with banks and cash equivalents as a percentage of total average earning assets

Non-Performing Loan Balances
Q4 2020 compared to Q3 2020
$ in Millions
$200
$175
$150
$125
$100
$173.1
$13.2
$(30.1)
$(12.7)
$(7.8)
$(7.2)
$(1.0)
$127.5
Q3 2020
New Non-Performing Loans
Pay-Offs and Payments Received
Transfer to Other Real Estate Owned
Charge-Offs
Net Change in Niche Loans*
Return to Performing Status
Q4 2020

*Net Change in Niche Loans: Includes activity for premium finance receivables and indirect consumer loans.

Pre-tax income, excluding provision for credit losses (non-GAAP) - FY 2020 compared to FY 2019
$ in Millions
$750
$700
$650
$600
$550
$500
$450
$534.0
$(74.3)
$59.3
$191.7
$(79.7)
$(16.2)
$(15.8)
$5.0
$604.0
FY 2019
Net Interest Income (excl. PPP Fee Accretion)
PPP Fee Accretion
Mortgage Banking Revenue
Salaries & Employee Benefits
Equipment Expense
FDIC Insurance
Other
FY 2020

Pre-tax income, excluding provision for credit losses (non-GAAP)
10 Year CAGR of 10%
$ in Millions
$150
$200
$250
$300
$350
$400
$450
$500
$550
$600
$225.5
$230.7
$256.6
$270.5
$267.0
$284.7
$365.9
$419.8
$495.0
$534.0
$604.0
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Tangible Book Value per Common Share (non-GAAP) -
10 Year CAGR of 8%
$56.00
$52.00
$48.00
$44.00
$40.00
$36.00
$32.00
$28.00
$24.00
$20.00
$25.80
$26.72
$29.28
$29.93
$32.45
$33.17
$37.08
$41.68
$44.67
$49.70
$53.23
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Total Assets
10 Year CAGR of 12%
$ in Billions
$50.0
$45.0
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$14.0
$15.9
$17.5
$18.1
$20.0
$22.9
$25.7
$27.9
$31.2
$36.6
$45.1
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Total Loans -10 Year CAGR of 12%
Total Loans excl. PPP - 10 Year CAGR of 11%
$ in Billions
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$9.9
$11.2
$12.4
$13.2
$14.6
$17.3
$19.8
$21.6
$23.8
$26.8
$32.1
$2.7
$29.4
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020
Total Loans, excluding PPP loans
PPP Loans

Total Deposits
10 Year CAGR of 13%
$ in Billions
$40.0
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$10.8
$12.3
$14.4
$14.7
$16.3
$18.6
$21.7
$23.2
$26.1
$30.1
$37.1
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Non-Performing Assets as a percentage of Total Assets
1.80%
1.60%
1.40%
1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
1.52%
1.30%
1.03%
0.85%
0.62%
0.56%
0.50%
0.47%
0.44%
0.36%
0.32%
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

1.20%
1.00%
0.80%
0.60%
0.40%
0.20%
0.00%
1.16%
1.02%
0.65%
0.44%
0.20%
0.12%
0.09%
0.07%
0.09%
0.20%
0.13%
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

Allowance for Credit losses (excl. covered loan allowance) as a percentage of Non-Accrual Loans
350.00%
300.00%
250.00%
200.00%
150.00%
100.00%
50.00%
88.71%
107.97%
113.22%
103.70%
131.33%
145.54%
164.28%
179.34%
146.37%
149.62%
332.82%
2010
2011
2012
2013
2014
2015
2016
2017
2018
2019
2020

SUMMARY OF RESULTS:

BALANCE SHEET

Total asset growth of $1.3 billion in the fourth quarter of 2020 was primarily comprised of a $977 million increase in interest-bearing deposits with banks, a $312 million increase in mortgage loans held-for-sale, and a $128 million increase in investment securities, partially offset by a $56 million decrease in loans. The Company believes that the $4.8 billion of interest-bearing deposits with banks held as of December 31, 2020 provides more than sufficient liquidity to operate its business plan.

The $56 million decrease in loans was primarily a result of processing forgiveness payments, as PPP loans declined by $663 million in the fourth quarter of 2020. Total loans, excluding PPP loans, increased by $607 million primarily due to growth in commercial loans and life insurance premium finance receivables. This growth also included a $71 million net increase in residential real estate loans for investment as the Company decided to allocate a portion of its current and future mortgage production for investment.

Total liabilities increased $1.3 billion in the fourth quarter of 2020 resulting primarily from a $1.2 billion increase in total deposits, which included the return of approximately $666 million in wholesale deposits. The increase in deposits was primarily due to a $1.3 billion increase in non-interest-bearing deposits. Our loans to deposits ratio ended the quarter at 86.5%. Management believes in substantially funding the Company's balance sheet with core deposits and utilizes brokered or wholesale funding sources as appropriate to manage its liquidity position as well as for interest rate risk management purposes.

For more information regarding changes in the Company’s balance sheet, see Consolidated Statements of Condition and Tables 1 through 3 in this report.

NET INTEREST INCOME

For the fourth quarter of 2020, net interest income totaled $259.4 million, an increase of $3.5 million as compared to the third quarter of 2020 and a decrease of $2.5 million as compared to the fourth quarter of 2019. The $3.5 million increase in net interest income in the fourth quarter of 2020 compared to the third quarter of 2020 was primarily due to a 10 basis point decline in the rate on interest-bearing deposits in the fourth quarter of 2020 and loan growth.

Net interest margin was 2.53% (2.54% on a fully taxable-equivalent basis, non-GAAP) during the fourth quarter of 2020 compared to 2.56% (2.57% on a fully taxable-equivalent basis, non-GAAP) during the third quarter of 2020 and 3.17% (3.19% on a fully taxable-equivalent basis, non-GAAP) during the fourth quarter of 2019. The three basis point decrease in net interest margin in the fourth quarter of 2020 as compared to the third quarter of 2020 was attributable to a 10 basis point decline in the yield on earning assets and a two basis point decrease in the net free funds contribution partially offset by a nine basis point decrease in the rate paid on interest-bearing liabilities. The 10 basis point decline in the yield on earning assets in the fourth quarter of 2020 as compared to the third quarter of 2020 was primarily due to a $1.0 billion increase in average interest-bearing deposits with banks and cash equivalents. The decrease in the rate paid on interest-bearing liabilities in the fourth quarter of 2020 as compared to the prior quarter is primarily due to a 10 basis point decrease in the rate paid on interest-bearing deposits as management initiated various deposit rate reductions given the low interest rate environment.

For more information regarding net interest income, see Tables 4 through 8 in this report.

ASSET QUALITY

The allowance for credit losses totaled $380.0 million as of December 31, 2020, a decrease of $9.0 million as compared to $389.0 million as of September 30, 2020. The allowance for credit losses decreased primarily due to portfolio changes and was partially offset by changes in the macroeconomic forecasted conditions. The Commercial, Industrial and Other portfolio realized a decrease in the allowance for credit losses as compared to the prior quarter-end, which was primarily driven by improving portfolio credit characteristics.  There was an increase in the allowance for credit losses in the Commercial Real Estate portfolios driven by deterioration in the Commercial Real Estate Price Index forecast, partially offset by improvement in Baa Corporate Credit Spreads. Other key drivers of allowance for credit losses changes in these portfolios include, but are not limited to, decreases in COVID-19 related loan modifications and loan risk rating migration.

The provision for credit losses totaled $1.2 million for the fourth quarter of 2020 compared to $25.0 million for the third quarter of 2020 and $7.8 million for the fourth quarter of 2019. For more information regarding the provision for credit losses, see Table 11 in this report.

Management believes the allowance for credit losses is appropriate to account for expected credit losses. The Current Expected Credit Losses ("CECL") standard requires the Company to estimate expected credit losses over the life of the Company’s financial assets at a certain point in time. There can be no assurances, however, that future losses will not significantly exceed the amounts provided for, thereby affecting future results of operations. A summary of the allowance for credit losses calculated for the loan components in the core loan portfolio, the niche and consumer loan portfolio and the purchased loan portfolio as of December 31, 2020 and September 30, 2020 is shown on Table 12 of this report.

Net charge-offs totaled $10.3 million in the fourth quarter of 2020, a $1.0 million increase from $9.3 million in the third quarter of 2020 and a $2.4 million decrease from $12.7 million in the fourth quarter of 2019. Net charge-offs as a percentage of average total loans, totaled 13 basis points in the fourth quarter of 2020 on an annualized basis compared to 12 basis points on an annualized basis in the third quarter of 2020 and 19 basis points on an annualized basis in the fourth quarter of 2019. For more information regarding net charge-offs, see Table 10 in this report.

As of December 31, 2020, $41.6 million of all loans, or 0.1%, were 60 to 89 days past due and $139.1 million, or 0.4%, were 30 to 59 days (or one payment) past due. As of September 30, 2020, $49.9 million of all loans, or 0.2%, were 60 to 89 days past due and $186.5 million, or 0.6%, were 30 to 59 days (or one payment) past due. Many of the commercial and commercial real-estate loans shown as 60 to 89 days and 30 to 59 days past due are included on the Company’s internal problem loan reporting system. Loans on this system are closely monitored by management on a monthly basis.

The Company’s home equity and residential real estate loan portfolios continue to exhibit low delinquency rates as of December 31, 2020. Home equity loans at December 31, 2020 that are current with regard to the contractual terms of the loan agreement represent 98.3% of the total home equity portfolio. Residential real estate loans at December 31, 2020 that are current with regards to the contractual terms of the loan agreements comprised 96.8% of total residential real estate loans outstanding. For more information regarding past due loans, see Table 13 in this report.

Outstanding COVID-19 related loan modifications for customers totaled approximately $345 million or 1.2% of total loans, excluding PPP loans as of December 31, 2020 as compared to $413 million or 1.4% as of September 30, 2020 and $1.7 billion or 6.2% as of June 30, 2020. The outstanding modifications primarily changed terms to interest-only payments.

The ratio of non-performing assets to total assets was 0.32% as of December 31, 2020, compared to 0.42% at September 30, 2020, and 0.36% at December 31, 2019. Non-performing assets totaled $144.1 million at December 31, 2020, compared to $182.3 million at September 30, 2020 and $132.8 million at December 31, 2019. Non-performing loans totaled $127.5 million, or 0.40% of total loans, at December 31, 2020 compared to $173.1 million, or 0.54% of total loans, at September 30, 2020 and $117.6 million, or 0.44% of total loans, at December 31, 2019. The decrease in non-performing loans as of December 31, 2020 as compared to September 30, 2020 is primarily due to $30.1 million in payments received throughout the quarter. The payment activity was primarily driven by sales of underlying real property collateral, sales of operating businesses, and refinance activity. Other real estate owned ("OREO") of $16.6 million at December 31, 2020 increased by $7.4 million compared to $9.2 million at September 30, 2020 and increased $1.4 million compared to $15.2 million at December 31, 2019. Management is pursuing the resolution of all non-performing assets. At this time, management believes OREO is appropriately valued at the lower of carrying value or fair value less estimated costs to sell. For more information regarding non-performing assets, see Table 14 in this report.

NON-INTEREST INCOME

Wealth management revenue increased by $1.8 million during the fourth quarter of 2020 as compared to the third quarter of 2020 primarily due to increased trust and asset management fees and brokerage commissions. Wealth management revenue is comprised of the trust and asset management revenue of The Chicago Trust Company and Great Lakes Advisors, the brokerage commissions, managed money fees and insurance product commissions at Wintrust Investments and fees from tax-deferred like-kind exchange services provided by the Chicago Deferred Exchange Company.

Mortgage banking revenue decreased by $21.7 million in the fourth quarter of 2020 as compared to the third quarter of 2020, primarily due to a $23.3 million decrease in production revenue. Production revenue decreased as origination pipelines designated for sale declined as compared to the prior quarter, due in part to the Company's intention to retain more loans for investment. Loans originated for sale were $2.4 billion in the fourth quarter of 2020, an increase of $124.7 million as compared to the third quarter of 2020. The percentage of origination volume from refinancing activities was 65% in the fourth quarter of 2020 as compared to 59% in the third quarter of 2020. Mortgage banking revenue includes revenue from activities related to originating, selling and servicing residential real estate loans for the secondary market.

During the fourth quarter of 2020, the fair value of the mortgage servicing rights portfolio increased primarily due to the capitalization of $20.3 million of servicing rights during the fourth quarter of 2020. This increase was partially offset by a negative fair value adjustment of $5.2 million as well as a reduction in value of $9.0 million due to payoffs and paydowns of the existing portfolio. No economic hedges were outstanding relative to the mortgage servicing rights portfolio during the third or fourth quarter of 2020.

Other non-interest income increased by $6.4 million in the fourth quarter of 2020 as compared to the third quarter of 2020 primarily due to increased bank owned life insurance ("BOLI") revenue and income on partnership investments.

For more information regarding non-interest income, see Tables 15 and 16 in this report.

NON-INTEREST EXPENSE

Salaries and employee benefits expense increased by $7.1 million in the fourth quarter of 2020 as compared to the third quarter of 2020. The $7.1 million increase is comprised of an increase of $3.9 million in commissions and incentive compensation, an increase of $3.7 million in salaries expense, partially offset by a decrease of $520,000 in employee benefits expense.

The increase in commissions and incentive compensation is primarily due to increased commissions expense from higher levels of mortgage loan originations in the current quarter. The increase in salaries expense is primarily related to increased staffing costs to support mortgage origination and investment in technology related services to satisfy customer demands and create efficiencies in operations.

Occupancy expense totaled $19.7 million in the fourth quarter of 2020, an increase of $3.9 million as compared to the third quarter of 2020. This increase is primarily associated with an impairment charge of $1.4 million related to the planned closure of 10 bank branches, increased real estate tax assessment estimates and a higher level of utility charges.

Equipment expense totaled $20.6 million in the fourth quarter of 2020, an increase of $3.3 million as compared to the third quarter of 2020. This increase is primarily due to increased software licensing expenses.

Advertising and Marketing expense totaled $9.9 million in the fourth quarter of 2020, an increase of $2.0 million as compared to the third quarter of 2020. The increase in the fourth quarter relates primarily to increased digital advertising campaigns and corporate sponsorship costs. Marketing costs are incurred to promote the Company's brand, commercial banking capabilities and various products, to attract loans and deposits and to announce new branch openings as well as the expansion of the Company's non-bank businesses. The level of marketing expenditures depends on the timing of sponsorship programs utilized which are determined based on the market area, targeted audience, competition and various other factors.

Miscellaneous expense in the fourth quarter of 2020 increased by $302,000 as compared to the third quarter of 2020. The fourth quarter of 2020 included $6.6 million of contingent consideration expense related to the previous acquisition of mortgage operations as compared to $6.3 million in the prior quarter. The liability for contingent consideration expense related to the previous acquisition of mortgage operations is based upon forward looking mortgage origination volumes and the estimated profitability of that operation. Should those assumptions change going forward, the liability may need to be increased or decreased. The contractual period covering contingent consideration ends in January 2023 and the final two years of the contract contemplate a lower ratio of contingent consideration relative to financial performance. As a result, the Company does not expect to have material adjustments to the contingent consideration liability in future periods. Miscellaneous expense also includes ATM expenses, correspondent bank charges, directors fees, telephone, travel and entertainment, corporate insurance, dues and subscriptions, problem loan expenses and lending origination costs that are not deferred.

For more information regarding non-interest expense, see Table 17 in this report.

INCOME TAXES

The Company recorded income tax expense of $33.5 million in the fourth quarter of 2020 compared to $30.0 million in the third quarter of 2020 and $30.7 million in the fourth quarter of 2019. The effective tax rates were 24.87% in the fourth quarter of 2020 compared to 21.83% in the third quarter of 2020 and 26.33% in the fourth quarter of 2019. The effective tax rate in the third quarter of 2020 reflects the impact of a $9.0 million state income tax benefit related to the settlement of an uncertain tax position.

BUSINESS UNIT SUMMARY

Community Banking

Through its community banking unit, the Company provides banking and financial services primarily to individuals, small to mid-sized businesses, local governmental units and institutional clients residing primarily in the local areas the Company services. In the fourth quarter of 2020, this unit expanded its loan portfolio, excluding PPP loans, and its deposit portfolio. However, the banking segment also experienced net interest margin compression primarily due to increased levels of liquidity as average interest bearing cash increased by $1.0 billion in the fourth quarter of 2020 as compared to the third quarter of 2020.

Mortgage banking revenue was $86.8 million for the fourth quarter of 2020, a decrease of $21.7 million as compared to the third quarter of 2020 primarily due to a $23.3 million decrease in production revenue as origination pipelines declined as compared to the prior quarter. Service charges on deposit accounts totaled $11.8 million in the fourth quarter of 2020, an increase of $344,000 as compared to the third quarter of 2020 primarily due to higher account analysis and overdraft fees. The Company's gross commercial and commercial real estate loan pipelines remained strong as of December 31, 2020. Before the impact of scheduled payments and prepayments, gross commercial and commercial real estate loan pipelines were estimated to be approximately $1.1 billion to $1.3 billion at December 31, 2020. When adjusted for the probability of closing, the pipelines were estimated to be approximately $650 million to $750 million at December 31, 2020.

Specialty Finance

Through its specialty finance unit, the Company offers financing of insurance premiums for businesses and individuals, equipment financing through structured loans and lease products to customers in a variety of industries, accounts receivable financing and value-added, out-sourced administrative services and other services. Originations within the insurance premium financing receivables portfolio were $2.9 billion during the fourth quarter of 2020 and average balances increased by $49.9 million as compared to the third quarter of 2020. The increase in average balances was more than offset by margin compression in this portfolio resulting in a $3.6 million decrease in interest income attributed to the lower market rates of interest associated with the insurance premium finance receivables portfolio. The Company's leasing business grew during the fourth quarter of 2020, with its portfolio of assets, including capital leases, loans and equipment on operating leases, increasing by $95.2 million to $2.1 billion at the end of the fourth quarter of 2020. Revenues from the Company's out-sourced administrative services business were $1.3 million in the fourth quarter of 2020, an increase of $186,000 from the third quarter of 2020.

Wealth Management

Through four separate subsidiaries within its wealth management unit, the Company offers a full range of wealth management services, including trust and investment services, tax-deferred like-kind exchange services, asset management, securities brokerage services and 401(k) and retirement plan services. Wealth management revenue totaled $26.8 million in the fourth quarter of 2020, an increase of $1.8 million compared to the third quarter of 2020. Increases in asset management fees were primarily due to favorable equity market performance during the fourth quarter of 2020. At December 31, 2020, the Company’s wealth management subsidiaries had approximately $30.1 billion of assets under administration, which included $3.5 billion of assets owned by the Company and its subsidiary banks, representing a $1.9 billion increase from the $28.2 billion of assets under administration at September 30, 2020.

ITEMS IMPACTING COMPARATIVE FINANCIAL RESULTS

Paycheck Protection Program

On March 27, 2020, the President of the United States signed the CARES Act, which authorized the Small Business Administration ("SBA") to guarantee loans under the PPP for small businesses who met the necessary eligibility requirements in order to keep their workers on the payroll. The Company began accepting applications on April 3, 2020. From such date through the end of 2020, the Company secured authorization from the SBA for and funded over 12,000 PPP loans with a carrying balance of approximately $3.4 billion. As of December 31, 2020, the carrying balance of such loans was reduced to approximately $2.7 billion primarily resulting from forgiveness by the SBA.

Acquisitions

On November 1, 2019, the Company completed its acquisition of SBC, Incorporated (“SBC”).  SBC was the parent company of Countryside Bank. Through this business combination, the Company acquired Countryside Bank's six banking offices located in Countryside, Burbank, Darien, Homer Glen, Oak Brook and Chicago, Illinois. As of the acquisition date, the Company acquired approximately $620 million in assets, including approximately $423 million in loans, and approximately $508 million in deposits. The Company recorded goodwill of approximately $40 million on the acquisition.

On October 7, 2019, the Company completed its acquisition of STC Bancshares Corp. (“STC”).  STC was the parent company of STC Capital Bank. Through this business combination, the Company acquired STC Capital Bank's five banking offices located in the communities of St. Charles, Geneva and South Elgin, Illinois. As of the acquisition date, the Company acquired approximately $250 million in assets, including approximately $174 million in loans, and approximately $201 million in deposits. The Company recorded goodwill of approximately $19 million on the acquisition.

On May 24, 2019, the Company completed its acquisition of Rush-Oak Corporation ("ROC"). ROC was the parent company of Oak Bank. Through this business combination, the Company acquired Oak Bank's one banking location in Chicago, Illinois. As of the acquisition date, the Company acquired approximately $223 million in assets, including approximately $125 million in loans, and approximately $161 million in deposits. The Company recorded goodwill of approximately $12 million on the acquisition.

Adoption of New Credit Losses Accounting Standard

Beginning in 2020, the Company adopted the CECL standard, which impacted the measurement of the Company’s allowance for credit losses (including the allowance for unfunded lending-related commitments). CECL replaced the previous incurred loss methodology, which delayed recognition until such loss was probable, with a methodology that reflects an estimate of lifetime expected credit losses considering current economic condition and forecasts. Though other assets, including investment securities and other receivables, were considered in-scope of the standard and required a measurement of the allowance for credit loss, the most significant impact of CECL remains within the Company’s loan portfolios and related lending commitments. For more information regarding the adoption of CECL, see the "Asset Quality" section and the asset quality Tables 10-14 in this report.

WINTRUST FINANCIAL CORPORATION
Selected Financial Highlights

	Three Months Ended					Years Ended
(Dollars in thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Selected Financial Condition Data (at end of period):
Total assets	$45,080,768	$43,731,718	$43,540,017	$38,799,847	$36,620,583
Total loans (1)	32,079,073	32,135,555	31,402,903	27,807,321	26,800,290
Total deposits	37,092,651	35,844,422	35,651,874	31,461,660	30,107,138
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total shareholders’ equity	4,115,995	4,074,089	3,990,218	3,700,393	3,691,250
Selected Statements of Income Data:
Net interest income	$259,397	$255,936	$263,131	$261,443	$261,879	$1,039,907	$1,054,919
Net revenue (2)	417,758	426,529	425,124	374,685	374,099	1,644,096	1,462,091
Net income	101,204	107,315	21,659	62,812	85,964	292,990	355,697
Pre-tax income, excluding provision for credit losses (non-GAAP) (3)	135,891	162,310	165,756	140,044	124,508	604,001	533,965
Net income per common share – Basic	1.64	1.68	0.34	1.05	1.46	4.72	6.11
Net income per common share – Diluted	1.63	1.67	0.34	1.04	1.44	4.68	6.03
Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	2.53%	2.56%	2.73%	3.12%	3.17%	2.72%	3.45%
Net interest margin - fully taxable equivalent (non-GAAP) (3)	2.54	2.57	2.74	3.14	3.19	2.73	3.47
Non-interest income to average assets	1.44	1.58	1.55	1.24	1.25	1.46	1.23
Non-interest expense to average assets	2.56	2.45	2.48	2.58	2.78	2.51	2.79
Net overhead ratio (4)	1.12	0.87	0.93	1.33	1.53	1.05	1.57
Return on average assets	0.92	0.99	0.21	0.69	0.96	0.71	1.07
Return on average common equity	10.30	10.66	2.17	6.82	9.52	7.50	10.41
Return on average tangible common equity (non-GAAP) (3)	12.95	13.43	2.95	8.73	12.17	9.54	13.22
Average total assets	$43,810,005	$42,962,844	$42,042,729	$36,625,490	$35,645,190	$41,371,339	$33,232,083
Average total shareholders’ equity	4,050,286	4,034,902	3,908,846	3,710,169	3,622,184	3,926,688	3,461,535
Average loans to average deposits ratio	87.8%	89.6%	87.8%	90.1%	88.8%	88.8%	91.4%
Period-end loans to deposits ratio	86.5	89.7	88.1	88.4	89.0
Common Share Data at end of period:
Market price per common share	$61.09	$40.05	$43.62	$32.86	$70.90
Book value per common share	65.24	63.57	62.14	62.13	61.68
Tangible book value per common share (non-GAAP) (3)	53.23	51.70	50.23	50.18	49.70
Common shares outstanding	56,769,625	57,601,991	57,573,672	57,545,352	57,821,891
Other Data at end of period:
Tier 1 leverage ratio (5)	8.1%	8.2%	8.1%	8.5%	8.7%
Risk-based capital ratios:
Tier 1 capital ratio (5)	10.0	10.2	10.1	9.3	9.6
Common equity tier 1 capital ratio(5)	8.8	9.0	8.8	8.9	9.2
Total capital ratio (5)	12.6	12.9	12.8	11.9	12.2
Allowance for credit losses (6)	$379,969	$388,971	$373,174	$253,482	$158,461
Allowance for loan and unfunded lending-related commitment losses to total loans	1.18%	1.21%	1.19%	0.91%	0.59%
Number of:
Bank subsidiaries	15	15	15	15	15
Banking offices	181	182	186	187	187
(1)Excludes mortgage loans held-for-sale.
(2)Net revenue includes net interest income and non-interest income.
(3)See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance measure/ratio.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period’s total average assets. A lower ratio indicates a higher degree of efficiency.
(5)Capital ratios for current quarter-end are estimated.
(6)The allowance for credit losses includes both the allowance for loan losses and the allowance for unfunded lending-related commitments. Effective January 1, 2020, the allowance for credit losses also includes the allowance for investment securities as a result of the adoption of Accounting Standard Update ("ASU") 2016-13, Financial Instruments - Credit Losses.

WINTRUST FINANCIAL CORPORATION
Key Operating Measures

Wintrust’s key operating measures and growth rates for the fourth quarter of 2020, as compared to the third quarter of 2020 (sequential quarter) and fourth quarter of 2019 (linked quarter), are shown in the table below:

				% or(1) basis point (bp) change from 3rd Quarter 2020	% or basis point (bp) change from 4th Quarter 2019
	Three Months Ended
(Dollars in thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Dec 31, 2019
Net income	$101,204	$107,315	$85,964	(6)%	18%
Pre-tax income, excluding provision for credit losses (non-GAAP) (2)	135,891	162,310	124,508	(16)	9
Net income per common share – diluted	1.63	1.67	1.44	(2)	13
Net revenue (3)	417,758	426,529	374,099	(2)	12
Net interest income	259,397	255,936	261,879	1	(1)
Net interest margin	2.53%	2.56%	3.17%	(3) bps	(64)	bps
Net interest margin - fully taxable equivalent (non-GAAP) (2)	2.54	2.57	3.19	(3)	(65)
Net overhead ratio (4)	1.12	0.87	1.53	25	(41)
Return on average assets	0.92	0.99	0.96	(7)	(4)
Return on average common equity	10.30	10.66	9.52	(36)	78
Return on average tangible common equity (non-GAAP) (2)	12.95	13.43	12.17	(48)	78
At end of period
Total assets	$45,080,768	$43,731,718	$36,620,583	12%	23%
Total loans (5)	32,079,073	32,135,555	26,800,290	(1)	20
Total deposits	37,092,651	35,844,422	30,107,138	16	23
Total shareholders’ equity	4,115,995	4,074,089	3,691,250	13	12
(1)Period-end balance sheet percentage changes are annualized.
(2)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.
(3)Net revenue is net interest income plus non-interest income.
(4)The net overhead ratio is calculated by netting total non-interest expense and total non-interest income, annualizing this amount, and dividing by that period's average total assets. A lower ratio indicates a higher degree of efficiency.
(5)Excludes mortgage loans held-for-sale.
Certain returns, yields, performance ratios, or quarterly growth rates are “annualized” in this presentation to represent an annual time period. This is done for analytical purposes to better discern, for decision-making purposes, underlying performance trends when compared to full-year or year-over-year amounts. For example, a 5% growth rate for a quarter would represent an annualized 20% growth rate. Additional supplemental financial information showing quarterly trends can be found on the Company’s website at www.wintrust.com by choosing “Financial Reports” under the “Investor Relations” heading, and then choosing “Financial Highlights.”

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2020	2020	2020	2020	2019
Assets
Cash and due from banks	$322,415	$308,639	$344,999	$349,118	$286,167
Federal funds sold and securities purchased under resale agreements	59	56	58	309	309
Interest-bearing deposits with banks	4,802,527	3,825,823	4,015,072	1,943,743	2,164,560
Available-for-sale securities, at fair value	3,055,839	2,946,459	3,194,961	3,570,959	3,106,214
Held-to-maturity securities, at amortized cost	579,138	560,267	728,465	865,376	1,134,400
Trading account securities	671	1,720	890	2,257	1,068
Equity securities with readily determinable fair value	90,862	54,398	52,460	47,310	50,840
Federal Home Loan Bank and Federal Reserve Bank stock	135,588	135,568	135,571	134,546	100,739
Brokerage customer receivables	17,436	16,818	14,623	16,293	16,573
Mortgage loans held-for-sale	1,272,090	959,671	833,163	656,934	377,313
Loans, net of unearned income	32,079,073	32,135,555	31,402,903	27,807,321	26,800,290
Allowance for loan losses	(319,374)	(325,959)	(313,510)	(216,050)	(156,828)
Net loans	31,759,699	31,809,596	31,089,393	27,591,271	26,643,462
Premises and equipment, net	768,808	774,288	769,909	764,583	754,328
Lease investments, net	242,434	230,373	237,040	207,147	231,192
Accrued interest receivable and other assets	1,351,455	1,424,728	1,437,832	1,460,168	1,061,141
Trade date securities receivable	—	—	—	502,207	—
Goodwill	645,707	644,644	644,213	643,441	645,220
Other intangible assets	36,040	38,670	41,368	44,185	47,057
Total assets	$45,080,768	$43,731,718	$43,540,017	$38,799,847	$36,620,583
Liabilities and Shareholders’ Equity
Deposits:
Non-interest bearing	$11,748,455	$10,409,747	$10,204,791	$7,556,755	$7,216,758
Interest bearing	25,344,196	25,434,675	25,447,083	23,904,905	22,890,380
Total deposits	37,092,651	35,844,422	35,651,874	31,461,660	30,107,138
Federal Home Loan Bank advances	1,228,429	1,228,422	1,228,416	1,174,894	674,870
Other borrowings	518,928	507,395	508,535	487,503	418,174
Subordinated notes	436,506	436,385	436,298	436,179	436,095
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Trade date securities payable	200,907	—	—	—	—
Accrued interest payable and other liabilities	1,233,786	1,387,439	1,471,110	1,285,652	1,039,490
Total liabilities	40,964,773	39,657,629	39,549,799	35,099,454	32,929,333
Shareholders’ Equity:
Preferred stock	412,500	412,500	412,500	125,000	125,000
Common stock	58,473	58,323	58,294	58,266	57,951
Surplus	1,649,990	1,647,049	1,643,864	1,652,063	1,650,278
Treasury stock	(100,363)	(44,891)	(44,891)	(44,891)	(6,931)
Retained earnings	2,080,013	2,001,949	1,921,048	1,917,558	1,899,630
Accumulated other comprehensive income (loss)	15,382	(841)	(597)	(7,603)	(34,678)
Total shareholders’ equity	4,115,995	4,074,089	3,990,218	3,700,393	3,691,250
Total liabilities and shareholders’ equity	$45,080,768	$43,731,718	$43,540,017	$38,799,847	$36,620,583

WINTRUST FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended					Years Ended
(In thousands, except per share data)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Interest income
Interest and fees on loans	$280,185	$280,479	$294,746	$301,839	$308,055	$1,157,249	$1,228,480
Mortgage loans held-for-sale	6,357	5,791	4,764	3,165	3,201	20,077	11,992
Interest-bearing deposits with banks	1,294	1,181	1,310	4,768	8,971	8,553	29,803
Federal funds sold and securities purchased under resale agreements	—	—	16	86	390	102	700
Investment securities	18,243	21,819	27,105	32,467	27,611	99,634	108,046
Trading account securities	11	6	13	7	6	37	39
Federal Home Loan Bank and Federal Reserve Bank stock	1,775	1,774	1,765	1,577	1,328	6,891	5,416
Brokerage customer receivables	116	106	97	158	169	477	666
Total interest income	307,981	311,156	329,816	344,067	349,731	1,293,020	1,385,142
Interest expense
Interest on deposits	32,602	39,084	50,057	67,435	74,724	189,178	278,892
Interest on Federal Home Loan Bank advances	4,952	4,947	4,934	3,360	1,461	18,193	9,878
Interest on other borrowings	2,779	3,012	3,436	3,546	3,273	12,773	13,897
Interest on subordinated notes	5,509	5,474	5,506	5,472	5,504	21,961	15,555
Interest on junior subordinated debentures	2,742	2,703	2,752	2,811	2,890	11,008	12,001
Total interest expense	48,584	55,220	66,685	82,624	87,852	253,113	330,223
Net interest income	259,397	255,936	263,131	261,443	261,879	1,039,907	1,054,919
Provision for credit losses	1,180	25,026	135,053	52,961	7,826	214,220	53,864
Net interest income after provision for credit losses	258,217	230,910	128,078	208,482	254,053	825,687	1,001,055
Non-interest income
Wealth management	26,802	24,957	22,636	25,941	24,999	100,336	97,114
Mortgage banking	86,819	108,544	102,324	48,326	47,860	346,013	154,293
Service charges on deposit accounts	11,841	11,497	10,420	11,265	10,973	45,023	39,070
Gains (losses) on investment securities, net	1,214	411	808	(4,359)	587	(1,926)	3,525
Fees from covered call options	—	—	—	2,292	1,243	2,292	3,670
Trading (losses) gains, net	(102)	183	(634)	(451)	46	(1,004)	(158)
Operating lease income, net	12,118	11,717	11,785	11,984	12,487	47,604	47,041
Other	19,669	13,284	14,654	18,244	14,025	65,851	62,617
Total non-interest income	158,361	170,593	161,993	113,242	112,220	604,189	407,172
Non-interest expense
Salaries and employee benefits	171,116	164,042	154,156	136,762	145,941	626,076	546,420
Equipment	20,565	17,251	15,846	14,834	14,485	68,496	52,328
Operating lease equipment depreciation	9,938	9,425	9,292	9,260	9,766	37,915	35,760
Occupancy, net	19,687	15,830	16,893	17,547	17,132	69,957	64,289
Data processing	5,728	5,689	10,406	8,373	7,569	30,196	27,820
Advertising and marketing	9,850	7,880	7,704	10,862	12,517	36,296	48,595
Professional fees	6,530	6,488	7,687	6,721	7,650	27,426	27,471
Amortization of other intangible assets	2,634	2,701	2,820	2,863	3,017	11,018	11,844
FDIC insurance	7,016	6,772	7,081	4,135	1,348	25,004	9,199
OREO expense, net	(114)	(168)	237	(876)	536	(921)	3,628
Other	28,917	28,309	27,246	24,160	29,630	108,632	100,772
Total non-interest expense	281,867	264,219	259,368	234,641	249,591	1,040,095	928,126
Income before taxes	134,711	137,284	30,703	87,083	116,682	389,781	480,101
Income tax expense	33,507	29,969	9,044	24,271	30,718	96,791	124,404
Net income	$101,204	$107,315	$21,659	$62,812	$85,964	$292,990	$355,697
Preferred stock dividends	6,991	10,286	2,050	2,050	2,050	21,377	8,200
Net income applicable to common shares	$94,213	$97,029	$19,609	$60,762	$83,914	$271,613	$347,497
Net income per common share - Basic	$1.64	$1.68	$0.34	$1.05	$1.46	$4.72	$6.11
Net income per common share - Diluted	$1.63	$1.67	$0.34	$1.04	$1.44	$4.68	$6.03
Cash dividends declared per common share	$0.28	$0.28	$0.28	$0.28	$0.25	$1.12	$1.00
Weighted average common shares outstanding	57,309	57,597	57,567	57,620	57,538	57,523	56,857
Dilutive potential common shares	588	449	414	575	874	496	762
Average common shares and dilutive common shares	57,897	58,046	57,981	58,195	58,412	58,019	57,619

TABLE 1: LOAN PORTFOLIO MIX AND GROWTH RATES AND COMMERCIAL REAL ESTATE BY STATE

						% Growth From
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2020 (1)	Dec 31, 2019
Balance:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. Government Agencies	$927,307	$862,924	$814,667	$642,386	$361,309	30%	157%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. Government Agencies	344,783	96,747	18,496	14,548	16,004	1020	2054
Total mortgage loans held-for-sale	$1,272,090	$959,671	$833,163	$656,934	$377,313	130%	237%

Commercial
Commercial, industrial, and other	$9,240,046	$8,897,986	$8,523,864	$9,025,886	$8,285,920	15%	12%
Commercial PPP loans	2,715,921	3,379,013	3,335,368	—	—	(78)	100
Commercial real estate
Construction and development	1,371,802	1,333,149	1,285,282	1,237,274	1,200,783	12	14
Non-construction	7,122,330	7,089,993	6,915,463	6,948,257	6,819,493	2	4
Home equity	425,263	446,274	466,596	494,655	513,066	(19)	(17)
Residential real estate
Residential real estate loans for investment	1,214,744	1,143,908	1,186,768	1,244,690	1,231,123	25	(1)
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. Government Agencies	44,854	240,902	240,661	132,699	123,098	(324)	(64)
Premium Finance receivables
Commercial insurance	4,054,489	4,060,144	3,999,774	3,465,055	3,442,027	(1)	18
Life insurance	5,857,436	5,488,832	5,400,802	5,221,639	5,074,602	27	15
Consumer and other	32,188	55,354	48,325	37,166	110,178	(166)	(71)
Total loans, net of unearned income	$32,079,073	$32,135,555	$31,402,903	$27,807,321	$26,800,290	(1)%	20%
Mix:
Mortgage loans held-for-sale, excluding early buy-out exercised loans guaranteed by U.S. Government Agencies	73%	90%	98%	98%	96%
Mortgage loans held-for-sale, early buy-out exercised loans guaranteed by U.S. Government Agencies	27	10	2	2	4
Total mortgage loans held-for-sale	100%	100%	100%	100%	100%

Commercial
Commercial, industrial, and other	29%	28%	28%	32%	31%
Commercial PPP loans	8	11	11	—	—
Commercial real estate
Construction and development	4	4	4	4	4
Non-construction	22	22	22	25	26
Home equity	1	1	1	2	2
Residential real estate
Residential real estate loans for investment	4	3	3	4	5
Residential mortgage loans, early buy-out eligible loans guaranteed by U.S. Government Agencies	1	1	1	1	0
Premium Finance receivables
Commercial insurance	13	13	13	13	13
Life insurance	18	17	17	19	19
Consumer and other	0	0	0	0	0
Total loans, net of unearned income	100%	100%	100%	100%	100%
(1)Annualized.

	Dec 31, 2020		Sep 30, 2020		Jun 30, 2020		Mar 31, 2020		Dec 31, 2019
		% of Total Balance		% of Total Balance		% of Total Balance		% of Total Balance		% of Total Balance
(Dollars in thousands)	Balance		Balance		Balance		Balance		Balance
Commercial real estate - collateral location by state:
Illinois	$6,243,651	73.5%	$6,270,584	74.4%	$6,198,486	75.6%	$6,171,606	75.4%	$6,176,353	77.0%
Wisconsin	779,390	9.2	783,241	9.3	760,839	9.3	793,145	9.7	744,975	9.3
Total primary markets	$7,023,041	82.7%	$7,053,825	83.7%	$6,959,325	84.9%	$6,964,751	85.1%	$6,921,328	86.3%
Indiana	301,177	3.5	265,905	3.2	249,423	3.0	249,680	3.1	218,963	2.7
Florida	131,259	1.5	133,602	1.6	133,810	1.6	126,786	1.5	114,629	1.4
Arizona	63,494	0.8	79,086	0.9	78,135	1.0	72,214	0.9	64,022	0.8
California	85,624	1.0	82,852	1.0	81,634	1.0	63,883	0.8	64,345	0.8
Texas	79,406	0.9	55,229	0.7	48,082	0.6	59,647	0.8	29,586	0.5
Other	810,131	9.6	752,643	8.9	650,336	7.9	648,570	7.8	607,403	7.5
Total commercial real estate	$8,494,132	100%	$8,423,142	100%	$8,200,745	100%	$8,185,531	100%	$8,020,276	100%

TABLE 2: DEPOSIT PORTFOLIO MIX AND GROWTH RATES

						% Growth From
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Sep 30, 2020 (1)	Dec 31, 2019
Balance:
Non-interest bearing	$11,748,455	$10,409,747	$10,204,791	$7,556,755	$7,216,758	51%	63%
NOW and interest-bearing demand deposits	3,349,021	3,294,071	3,440,348	3,181,159	3,093,159	7	8
Wealth management deposits (2)	4,138,712	4,235,583	4,433,020	3,936,968	3,123,063	(9)	33
Money market	9,348,806	9,423,653	9,288,976	8,114,659	7,854,189	(3)	19
Savings	3,531,029	3,415,073	3,447,352	3,282,340	3,196,698	14	10
Time certificates of deposit	4,976,628	5,066,295	4,837,387	5,389,779	5,623,271	(7)	(11)
Total deposits	$37,092,651	$35,844,422	$35,651,874	$31,461,660	$30,107,138	14%	23%
Mix:
Non-interest bearing	32%	29%	29%	24%	24%
NOW and interest-bearing demand deposits	9	9	10	10	10
Wealth management deposits (2)	11	12	12	13	10
Money market	25	26	25	26	26
Savings	10	10	10	10	11
Time certificates of deposit	13	14	14	17	19
Total deposits	100%	100%	100%	100%	100%
(1)Annualized.
(2)Represents deposit balances of the Company’s subsidiary banks from brokerage customers of Wintrust Investments, Chicago Deferred Exchange Company, LLC ("CDEC"), trust and asset management customers of the Company and brokerage customers from unaffiliated companies which have been placed into deposit accounts.

TABLE 3: TIME CERTIFICATES OF DEPOSIT MATURITY/RE-PRICING ANALYSIS
As of December 31, 2020

(Dollars in thousands)	Total Time Certificates of Deposit	Weighted-Average Rate of Maturing Time Certificates of Deposit (1)
1-3 months	$872,282	1.74%
4-6 months	1,327,476	1.82
7-9 months	948,251	1.57
10-12 months	760,907	1.19
13-18 months	628,017	0.85
19-24 months	224,885	0.98
24+ months	214,810	1.02
Total	$4,976,628	1.47%
(1)Weighted-average rate excludes the impact of purchase accounting fair value adjustments.

TABLE 4: QUARTERLY AVERAGE BALANCES

	Average Balance for three months ended,
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2020	2020	2020	2020	2019
Interest-bearing deposits with banks and cash equivalents (1)	$4,381,040	$3,411,164	$3,240,167	$1,418,809	$2,206,251
Investment securities (2)	3,534,594	3,789,422	4,309,471	4,780,709	3,909,699
FHLB and FRB stock	135,569	135,567	135,360	114,829	94,843
Liquidity management assets (3)	8,051,203	7,336,153	7,684,998	6,314,347	6,210,793
Other earning assets (3)(4)	18,716	16,656	16,917	19,166	18,353
Mortgage loans held-for-sale	893,395	822,908	705,702	403,262	381,878
Loans, net of unearned income (3)(5)	31,783,279	31,634,608	30,336,626	26,936,728	26,137,722
Total earning assets (3)	40,746,593	39,810,325	38,744,243	33,673,503	32,748,746
Allowance for loan and investment security losses (6)	(336,139)	(321,732)	(222,485)	(176,291)	(167,759)
Cash and due from banks	344,536	345,438	352,423	321,982	316,631
Other assets	3,055,015	3,128,813	3,168,548	2,806,296	2,747,572
Total assets	$43,810,005	$42,962,844	$42,042,729	$36,625,490	$35,645,190

NOW and interest-bearing demand deposits	$3,320,527	$3,435,089	$3,323,124	$3,113,733	$3,016,991
Wealth management deposits	4,066,948	4,239,300	4,380,996	2,838,719	2,934,292
Money market accounts	9,435,344	9,332,668	8,727,966	7,990,775	7,647,635
Savings accounts	3,413,388	3,419,586	3,394,480	3,189,835	3,028,763
Time deposits	5,043,558	4,900,839	5,104,701	5,526,407	5,682,449
Interest-bearing deposits	25,279,765	25,327,482	24,931,267	22,659,469	22,310,130
Federal Home Loan Bank advances	1,228,425	1,228,421	1,214,375	951,613	596,594
Other borrowings	510,725	512,787	493,350	469,577	415,092
Subordinated notes	436,433	436,323	436,226	436,119	436,025
Junior subordinated debentures	253,566	253,566	253,566	253,566	253,566
Total interest-bearing liabilities	27,708,914	27,758,579	27,328,784	24,770,344	24,011,407
Non-interest-bearing deposits	10,874,912	9,988,769	9,607,528	7,235,177	7,128,166
Other liabilities	1,175,893	1,180,594	1,197,571	909,800	883,433
Equity	4,050,286	4,034,902	3,908,846	3,710,169	3,622,184
Total liabilities and shareholders’ equity	$43,810,005	$42,962,844	$42,042,729	$36,625,490	$35,645,190

Net free funds/contribution (7)	$13,037,679	$12,051,746	$11,415,459	$8,903,159	$8,737,339
(1)Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.
(4)Other earning assets include brokerage customer receivables and trading account securities.
(5)Loans, net of unearned income, include non-accrual loans.
(6)Effective January 1, 2020 this includes the allowance for investment security losses as a result of the adoption of ASU 2016-13, Financial Instruments - Credit Losses.
(7)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 5: QUARTERLY NET INTEREST INCOME

	Net Interest Income for three months ended,
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2020	2020	2020	2020	2019
Interest income:
Interest-bearing deposits with banks and cash equivalents	$1,294	$1,181	$1,326	$4,854	$9,361
Investment securities	18,773	22,365	27,643	33,018	28,184
FHLB and FRB stock	1,775	1,774	1,765	1,577	1,328
Liquidity management assets (1)	21,842	25,320	30,734	39,449	38,873
Other earning assets (1)	130	113	113	167	176
Mortgage loans held-for-sale	6,357	5,791	4,764	3,165	3,201
Loans, net of unearned income (1)	280,509	280,960	295,322	302,699	308,947
Total interest income	$308,838	$312,184	$330,933	$345,480	$351,197

Interest expense:
NOW and interest-bearing demand deposits	$1,074	$1,342	$1,561	$3,665	$4,622
Wealth management deposits	7,436	7,662	7,244	6,935	7,867
Money market accounts	3,740	7,245	13,140	22,363	25,603
Savings accounts	773	2,104	3,840	5,790	6,145
Time deposits	19,579	20,731	24,272	28,682	30,487
Interest-bearing deposits	32,602	39,084	50,057	67,435	74,724
Federal Home Loan Bank advances	4,952	4,947	4,934	3,360	1,461
Other borrowings	2,779	3,012	3,436	3,546	3,273
Subordinated notes	5,509	5,474	5,506	5,472	5,504
Junior subordinated debentures	2,742	2,703	2,752	2,811	2,890
Total interest expense	$48,584	$55,220	$66,685	$82,624	$87,852

Less: Fully taxable-equivalent adjustment	(857)	(1,028)	(1,117)	(1,413)	(1,466)
Net interest income (GAAP) (2)	259,397	255,936	263,131	261,443	261,879
Fully taxable-equivalent adjustment	857	1,028	1,117	1,413	1,466
Net interest income, fully taxable-equivalent (non-GAAP) (2)	$260,254	$256,964	$264,248	$262,856	$263,345
(1)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on the marginal federal corporate tax rate in effect as of the applicable period.
(2)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.

TABLE 6: QUARTERLY NET INTEREST MARGIN

	Net Interest Margin for three months ended,
	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
Yield earned on:
Interest-bearing deposits with banks and cash equivalents	0.12%	0.14%	0.16%	1.38%	1.68%
Investment securities	2.11	2.35	2.58	2.78	2.86
FHLB and FRB stock	5.21	5.21	5.24	5.52	5.55
Liquidity management assets	1.08	1.37	1.61	2.51	2.48
Other earning assets	2.79	2.71	2.71	3.50	3.83
Mortgage loans held-for-sale	2.83	2.80	2.72	3.16	3.33
Loans, net of unearned income	3.51	3.53	3.92	4.52	4.69
Total earning assets	3.02%	3.12%	3.44%	4.13%	4.25%

Rate paid on:
NOW and interest-bearing demand deposits	0.13%	0.16%	0.19%	0.47%	0.61%
Wealth management deposits	0.73	0.72	0.67	0.98	1.06
Money market accounts	0.16	0.31	0.61	1.13	1.33
Savings accounts	0.09	0.24	0.45	0.73	0.80
Time deposits	1.54	1.68	1.91	2.09	2.13
Interest-bearing deposits	0.51	0.61	0.81	1.20	1.33
Federal Home Loan Bank advances	1.60	1.60	1.63	1.42	0.97
Other borrowings	2.16	2.34	2.80	3.04	3.13
Subordinated notes	5.05	5.02	5.05	5.02	5.05
Junior subordinated debentures	4.23	4.17	4.29	4.39	4.46
Total interest-bearing liabilities	0.70%	0.79%	0.98%	1.34%	1.45%

Interest rate spread (1)(2)	2.32%	2.33%	2.46%	2.79%	2.80%
Less: Fully taxable-equivalent adjustment	(0.01)	(0.01)	(0.01)	(0.02)	(0.02)
Net free funds/contribution (3)	0.22	0.24	0.28	0.35	0.39
Net interest margin (GAAP) (2)	2.53%	2.56%	2.73%	3.12%	3.17%
Fully taxable-equivalent adjustment	0.01	0.01	0.01	0.02	0.02
Net interest margin, fully taxable-equivalent (non-GAAP) (2)	2.54%	2.57%	2.74%	3.14%	3.19%
(1)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(2)See "Supplemental Non-GAAP Financial Measures/Ratios" at Table 18 for additional information on this performance measure/ratio.
(3)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 7: YEAR-TO-DATE AVERAGE BALANCES, AND NET INTEREST INCOME AND MARGIN

	Average Balance for years ended,		Interest for years ended,		Yield/Rate for years ended,
(Dollars in thousands)	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Interest-bearing deposits with banks and cash equivalents (1)	$3,117,075	$1,494,418	$8,655	$30,503	0.28%	2.04%
Investment securities (2)	4,101,136	3,651,091	101,799	110,326	2.48	3.02
FHLB and FRB stock	130,360	96,924	6,891	5,416	5.29	5.59
Liquidity management assets (3)(4)	$7,348,571	$5,242,433	$117,345	$146,245	1.60%	2.79%
Other earning assets (3)(4)(5)	17,863	16,385	523	714	2.94	4.36
Mortgage loans held-for-sale	707,147	308,645	20,077	11,992	2.84	3.89
Loans, net of unearned income (3)(4)(6)	30,181,204	24,986,736	1,159,490	1,232,415	3.84	4.93
Total earning assets (4)	$38,254,785	$30,554,199	$1,297,435	$1,391,366	3.39%	4.55%
Allowance for loan and investment security losses (7)	(264,516)	(164,587)
Cash and due from banks	341,116	292,807
Other assets	3,039,954	2,549,664
Total assets	$41,371,339	$33,232,083

NOW and interest-bearing demand deposits	$3,298,554	$2,903,441	$7,642	$20,079	0.23%	0.69%
Wealth management deposits	3,882,975	2,761,936	29,277	31,121	0.75	1.13
Money market accounts	8,874,488	6,659,376	46,488	91,940	0.52	1.38
Savings accounts	3,354,662	2,834,381	12,507	20,975	0.37	0.74
Time deposits	5,142,938	5,467,192	93,264	114,777	1.81	2.10
Interest-bearing deposits	$24,553,617	$20,626,326	$189,178	$278,892	0.77%	1.35%
Federal Home Loan Bank advances	1,156,106	658,669	18,193	9,878	1.57	1.50
Other borrowings	496,693	428,834	12,773	13,897	2.57	3.24
Subordinated notes	436,275	309,178	21,961	15,555	5.03	5.03
Junior subordinated debentures	253,566	253,566	11,008	12,001	4.27	4.67
Total interest-bearing liabilities	$26,896,257	$22,276,573	$253,113	$330,223	0.94%	1.48%
Non-interest-bearing deposits	9,432,090	6,711,298
Other liabilities	1,116,304	782,677
Equity	3,926,688	3,461,535
Total liabilities and shareholders’ equity	$41,371,339	$33,232,083
Interest rate spread (4)(8)					2.45%	3.07%
Less: Fully taxable-equivalent adjustment			(4,415)	(6,224)	(0.01)	(0.02)
Net free funds/contribution (9)	$11,358,528	$8,277,626			0.28	0.40
Net interest income/ margin (GAAP) (4)			$1,039,907	1,054,919	2.72%	3.45%
Fully taxable-equivalent adjustment			4,415	6,224	0.01	0.02
Net interest income/ margin, fully taxable-equivalent (non-GAAP) (4)			$1,044,322	$1,061,143	2.73%	3.47%
(1)Includes interest-bearing deposits from banks, federal funds sold and securities purchased under resale agreements.
(2)Investment securities includes investment securities classified as available-for-sale and held-to-maturity, and equity securities with readily determinable fair values. Equity securities without readily determinable fair values are included within other assets.
(3)Interest income on tax-advantaged loans, trading securities and investment securities reflects a taxable-equivalent adjustment based on a marginal federal corporate tax rate in effect as of the applicable period.
(4)See “Supplemental Non-GAAP Financial Measures/Ratios” at Table 18 for additional information on this performance ratio.
(5)Other earning assets include brokerage customer receivables and trading account securities.
(6)Loans, net of unearned income, include non-accrual loans.
(7)Effective January 1, 2020 this includes the allowance for investment security losses as a result of the adoption of ASU 2016-13, Financial Instruments - Credit Losses.
(8)Interest rate spread is the difference between the yield earned on earning assets and the rate paid on interest-bearing liabilities.
(9)Net free funds are the difference between total average earning assets and total average interest-bearing liabilities. The estimated contribution to net interest margin from net free funds is calculated using the rate paid for total interest-bearing liabilities.

TABLE 8: INTEREST RATE SENSITIVITY

As an ongoing part of its financial strategy, the Company attempts to manage the impact of fluctuations in market interest rates on net interest income. Management measures its exposure to changes in interest rates by modeling many different interest rate scenarios.

The following interest rate scenarios display the percentage change in net interest income over a one-year time horizon assuming increases of 100 and 200 basis points and a decrease of 100 basis points. The Static Shock Scenario results incorporate actual cash flows and repricing characteristics for balance sheet instruments following an instantaneous, parallel change in market rates based upon a static (i.e. no growth or constant) balance sheet. Conversely, the Ramp Scenario results incorporate management’s projections of future volume and pricing of each of the product lines following a gradual, parallel change in market rates over twelve months. Actual results may differ from these simulated results due to timing, magnitude, and frequency of interest rate changes as well as changes in market conditions and management strategies. The interest rate sensitivity for both the Static Shock and Ramp Scenario is as follows:

Static Shock Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Dec 31, 2020	25.0%	11.6%	(7.9)%
Sep 30, 2020	23.4	10.9	(8.1)
Jun 30, 2020	25.9	12.6	(8.3)
Mar 31, 2020	22.5	10.6	(9.4)
Dec 31, 2019	18.6	9.7	(10.9)

Ramp Scenario	+200 Basis Points	+100 Basis Points	-100 Basis Points
Dec 31, 2020	11.4%	5.7%	(3.3)%
Sep 30, 2020	10.7	5.2	(3.5)
Jun 30, 2020	13.0	6.7	(3.2)
Mar 31, 2020	7.7	3.7	(3.8)
Dec 31, 2019	9.3	4.8	(5.0)

TABLE 9: MATURITIES AND SENSITIVITIES TO CHANGES IN INTEREST RATES

	Loans repricing or maturity period
As of December 31, 2020	One year or less	From one to five years	Over five years
(In thousands)				Total
Commercial
Fixed rate	$372,909	$1,878,763	$804,397	$3,056,069
Fixed Rate - PPP	—	2,715,921	—	2,715,921
Variable rate	6,180,119	3,735	123	6,183,977
Total commercial	$6,553,028	$4,598,419	$804,520	$11,955,967
Commercial real estate
Fixed rate	557,819	2,087,351	377,779	3,022,949
Variable rate	5,435,402	35,781	—	5,471,183
Total commercial real estate	$5,993,221	$2,123,132	$377,779	$8,494,132
Home equity
Fixed rate	14,710	8,882	25	23,617
Variable rate	401,646	—	—	401,646
Total home equity	$416,356	$8,882	$25	$425,263
Residential real estate
Fixed rate	31,179	11,061	384,420	426,660
Variable rate	60,121	319,347	453,470	832,938
Total residential real estate	$91,300	$330,408	$837,890	$1,259,598
Premium finance receivables - commercial
Fixed rate	3,967,351	87,138	—	4,054,489
Variable rate	—	—	—	—
Total premium finance receivables - commercial	$3,967,351	$87,138	$—	$4,054,489
Premium finance receivables - life insurance
Fixed rate	12,424	299,640	18,931	330,995
Variable rate	5,526,441	—	—	5,526,441
Total premium finance receivables - life insurance	$5,538,865	$299,640	$18,931	$5,857,436
Consumer and other
Fixed rate	8,696	5,031	1,392	15,119
Variable rate	17,069	—	—	17,069
Total consumer and other	$25,765	$5,031	$1,392	$32,188

Total per category
Fixed rate	4,965,088	4,377,866	1,586,944	10,929,898
Fixed rate - PPP	—	2,715,921	—	2,715,921
Variable rate	17,620,798	358,863	453,593	18,433,254
Total loans, net of unearned income	$22,585,886	$7,452,650	$2,040,537	$32,079,073

Variable Rate Loan Pricing by Index:
Prime				$2,324,385
One- month LIBOR				9,338,592
Three- month LIBOR				394,592
Twelve- month LIBOR				6,112,979
Other				262,706
Total variable rate				$18,433,254

1M LIBOR
3M LIBOR
12M LIBOR
PRIME
LIBOR, FED FUNDS, & 10-Yr Treasury
PRIME
2.20
2.00
1.80
1.60
1.40
1.20
1.00
0.80
0.60
0.40
0.20
0.00
5.00
4.50
4.00
3.50
3.00
2.50
2.00
1.50
1.00
0.50
0.00
12/31/19
1/31/20
2/29/20
3/31/20
4/30/20
5/31/20
6/30/20
7/31/20
8/31/20
9/30/20
10/31/20
11/30/20
12/31/20

	12/31/2019	1/31/2020	2/29/2020	3/31/2020	4/30/2020	5/31/2020	6/30/2020	7/31/2020	8/31/2020	9/30/2020	10/31/2020	11/30/2020	12/31/2020
1M Libor	1.76	1.66	1.52	0.99	0.33	0.18	0.16	0.15	0.16	0.15	0.14	0.15	0.14
3M Libor	1.91	1.75	1.46	1.45	0.56	0.34	0.30	0.25	0.24	0.23	0.22	0.23	0.24
12M Libor	2.00	1.81	1.38	1.00	0.86	0.67	0.55	0.45	0.45	0.36	0.33	0.33	0.34
Prime	4.75	4.75	4.75	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25	3.25

Source: Bloomberg

As noted in the table on the previous page, the majority of the Company’s portfolio is tied to LIBOR indices which, as shown in the table above, do not mirror the same changes as the Prime rate which has historically moved when the Federal Reserve raises or lowers interest rates.  Specifically, the Company has $9.3 billion of variable rate loans tied to one-month LIBOR and $6.1 billion of variable rate loans tied to twelve-month LIBOR. The above chart shows:

	Basis Point (bp) Change in
	Prime		1-month LIBOR		12-month LIBOR
Fourth Quarter 2020	0	bp	-1	bp	-2	bps
Third Quarter 2020	0		-1		-19
Second Quarter 2020	0		-83		-45
First Quarter 2020	-150		-77		-100
Fourth Quarter 2019	-25		-26		-3

TABLE 10: ALLOWANCE FOR CREDIT LOSSES

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars in thousands)	2020	2020	2020	2020	2019	2020	2019
Allowance for credit losses at beginning of period	$388,971	$373,174	$253,482	$158,461	$163,273	$158,461	$154,164
Cumulative effect adjustment from the adoption of ASU 2016-13	—	—	—	47,418	—	47,418	—
Provision for credit losses	1,180	25,026	135,053	52,961	7,826	214,220	53,864
Other adjustments	155	55	42	(73)	30	179	(21)
Charge-offs:
Commercial	5,184	5,270	5,686	2,153	11,222	18,293	35,880
Commercial real estate	6,637	1,529	7,224	570	533	15,960	5,402
Home equity	683	138	239	1,001	1,330	2,061	3,702
Residential real estate	114	83	293	401	483	891	798
Premium finance receivables	4,214	4,640	3,434	3,184	3,817	15,472	12,902
Consumer and other	198	103	99	128	167	528	522
Total charge-offs	17,030	11,763	16,975	7,437	17,552	53,205	59,206
Recoveries:
Commercial	4,168	428	112	384	1,871	5,092	2,845
Commercial real estate	904	175	493	263	1,404	1,835	2,516
Home equity	77	111	46	294	166	528	479
Residential real estate	69	25	30	60	50	184	422
Premium finance receivables	1,445	1,720	833	1,110	1,350	5,108	3,203
Consumer and other	30	20	58	41	43	149	195
Total recoveries	6,693	2,479	1,572	2,152	4,884	12,896	9,660
Net charge-offs	(10,337)	(9,284)	(15,403)	(5,285)	(12,668)	(40,309)	(49,546)
Allowance for credit losses at period end	$379,969	$388,971	$373,174	$253,482	$158,461	$379,969	$158,461

Annualized net charge-offs by category as a percentage of its own respective category’s average:
Commercial	0.03%	0.16%	0.20%	0.08%	0.46%	0.12%	0.41%
Commercial real estate	0.27	0.06	0.33	0.02	(0.04)	0.17	0.04
Home equity	0.55	0.02	0.16	0.57	0.89	0.33	0.61
Residential real estate	0.02	0.02	0.09	0.11	0.14	0.06	0.04
Premium finance receivables	0.11	0.12	0.12	0.10	0.12	0.11	0.12
Consumer and other	0.78	0.49	0.25	0.56	0.41	0.52	0.29
Total loans, net of unearned income	0.13%	0.12%	0.20%	0.08%	0.19%	0.13%	0.20%

Net charge-offs as a percentage of the provision for credit losses	876.02%	37.10%	11.41%	9.98%	161.87%	18.82%	91.99%
Loans at period-end	$32,079,073	$32,135,555	$31,402,903	$27,807,321	$26,800,290
Allowance for loan losses as a percentage of loans at period end	1.00%	1.01%	1.00%	0.78%	0.59%
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end	1.18	1.21	1.19	0.91	0.59
Allowance for loan and unfunded lending-related commitment losses as a percentage of loans at period end, excluding PPP loans	1.29	1.35	1.33	0.91	0.59

TABLE 11: ALLOWANCE AND PROVISION FOR CREDIT LOSSES BY COMPONENT

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
(In thousands)	2020	2020	2020	2020	2019	2020	2019
Provision for loan losses	$3,597	$21,678	$112,822	$50,396	$7,704	$188,493	$53,626
Provision for unfunded lending-related commitments losses	(2,413)	3,350	22,236	2,569	122	25,742	238
Provision for held-to-maturity securities losses	(4)	(2)	(5)	(4)	—	(15)	—
Provision for credit losses	$1,180	$25,026	$135,053	$52,961	$7,826	$214,220	$53,864

Allowance for loan losses	$319,374	$325,959	$313,510	$216,050	$156,828
Allowance for unfunded lending-related commitments losses	60,536	62,949	59,599	37,362	1,633
Allowance for loan losses and unfunded lending-related commitments losses	379,910	388,908	373,109	253,412	158,461
Allowance for held-to-maturity securities losses	59	63	65	70	—
Allowance for credit losses	$379,969	$388,971	$373,174	$253,482	$158,461

TABLE 12: ALLOWANCE BY LOAN PORTFOLIO

The table below summarizes the calculation of allowance for loan losses and allowance for unfunded lending-related commitments losses for the Company’s core, niche and consumer and purchased loan portfolios, as of December 31, 2020 and September 30, 2020.

	As of Dec 31, 2020			As of Sep 30, 2020
(Dollars in thousands)	Recorded Investment	Calculated Allowance	% of its category’s balance	Recorded Investment	Calculated Allowance	% of its category’s balance
Commercial:
Commercial, industrial and other, excluding PPP loans	$9,162,327	$92,777	1.01%	$8,808,467	$110,045	1.25%
Commercial real estate:
Construction and development	1,344,653	77,463	5.76	1,270,235	73,565	5.79
Non-construction	6,775,195	150,637	2.22	6,708,538	141,249	2.11
Home equity	395,248	11,027	2.79	412,162	11,216	2.72
Residential real estate	1,195,271	11,948	1.00	1,309,209	11,165	0.85
Total core loan portfolio	$18,872,694	$343,852	1.82%	$18,508,611	$347,240	1.88%
Commercial PPP loans	$2,715,921	$2	0.00%	$3,379,013	$3	0.00%
Premium finance receivables
Commercial insurance loans	4,054,489	17,267	0.43	4,060,144	17,378	0.43
Life insurance loans	5,741,639	510	0.01	5,376,403	478	0.01
Consumer and other	30,133	290	0.96	53,191	555	1.04
Total niche and consumer loan portfolio	$12,542,182	$18,069	0.14%	$12,868,751	$18,414	0.14%
Purchased commercial	$77,719	$1,433	1.84%	$89,519	$2,846	3.18%
Purchased commercial real estate	374,284	15,503	4.14	444,369	19,196	4.32
Purchased home equity	30,015	410	1.37	34,112	461	1.35
Purchased residential real estate	64,327	511	0.79	75,601	625	0.83
Purchased life insurance loans	115,797	—	—	112,429	—	—
Purchased consumer and other	2,055	132	6.42	2,163	126	5.83
Total purchased loan portfolio	$664,197	$17,989	2.71%	$758,193	$23,254	3.07%
Total loans, net of unearned income	$32,079,073	$379,910	1.18%	$32,135,555	$388,908	1.21%
Total loans, net of unearned income, excluding PPP loans	$29,363,152	$379,908	1.29%	$28,756,542	$388,905	1.35%

TABLE 13: LOAN PORTFOLIO AGING

(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019
Loan Balances:
Commercial
Nonaccrual	$21,743	$42,036	$42,882	$49,916	$37,224
90+ days and still accruing	307	—	1,374	1,241	1,855
60-89 days past due	6,900	2,168	8,952	8,873	3,275
30-59 days past due	44,381	48,271	23,720	86,129	77,324
Current	11,882,636	12,184,524	11,782,304	8,879,727	8,166,242
Total commercial	$11,955,967	$12,276,999	$11,859,232	$9,025,886	$8,285,920
Commercial real estate
Nonaccrual	$46,107	$68,815	$64,557	$62,830	$26,113
90+ days and still accruing	—	—	—	516	14,946
60-89 days past due	5,178	8,299	26,480	10,212	31,546
30-59 days past due	32,116	53,462	75,528	75,068	97,567
Current	8,410,731	8,292,566	8,034,180	8,036,905	7,850,104
Total commercial real estate	$8,494,132	$8,423,142	$8,200,745	8,185,531	$8,020,276
Home equity
Nonaccrual	$6,529	$6,329	$7,261	$7,243	$7,363
90+ days and still accruing	—	—	—	—	—
60-89 days past due	47	70	—	214	454
30-59 days past due	637	1,148	1,296	2,096	3,533
Current	418,050	438,727	458,039	485,102	501,716
Total home equity	$425,263	$446,274	$466,596	$494,655	$513,066
Residential real estate
Nonaccrual	$26,071	$22,069	$19,529	$18,965	$13,797
90+ days and still accruing	—	—	—	605	5,771
60-89 days past due	1,635	814	1,506	345	3,089
30-59 days past due	12,584	2,443	4,400	28,983	18,041
Current	1,219,308	1,359,484	1,401,994	1,328,491	1,313,523
Total residential real estate	$1,259,598	$1,384,810	$1,427,429	$1,377,389	$1,354,221
Premium finance receivables
Nonaccrual	$13,264	$21,080	$16,460	$21,058	$21,180
90+ days and still accruing	12,792	12,177	35,638	16,505	11,517
60-89 days past due	27,801	38,286	42,353	12,730	12,119
30-59 days past due	49,274	80,732	61,160	70,185	51,342
Current	9,808,794	9,396,701	9,244,965	8,566,216	8,420,471
Total premium finance receivables	$9,911,925	$9,548,976	$9,400,576	$8,686,694	$8,516,629
Consumer and other
Nonaccrual	$436	$422	$427	$403	$231
90+ days and still accruing	264	175	156	78	287
60-89 days past due	24	273	4	625	40
30-59 days past due	136	493	281	207	344
Current	31,328	53,991	47,457	35,853	109,276
Total consumer and other	$32,188	$55,354	$48,325	$37,166	$110,178
Total loans, net of unearned income
Nonaccrual	$114,150	$160,751	$151,116	$160,415	$105,908
90+ days and still accruing	13,363	12,352	37,168	18,945	34,376
60-89 days past due	41,585	49,910	79,295	32,999	50,523
30-59 days past due	139,128	186,549	166,385	262,668	248,151
Current	31,770,847	31,725,993	30,968,939	27,332,294	26,361,332
Total loans, net of unearned income	$32,079,073	$32,135,555	$31,402,903	$27,807,321	$26,800,290

TABLE 14: NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS ("TDRs")

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(Dollars in thousands)	2020	2020	2020	2020(1)	2019
Loans past due greater than 90 days and still accruing (2):
Commercial	$307	$—	$1,374	$1,241	$—
Commercial real estate	—	—	—	516	—
Home equity	—	—	—	—	—
Residential real estate	—	—	—	605	—
Premium finance receivables	12,792	12,177	35,638	16,505	11,517
Consumer and other	264	175	156	78	163
Total loans past due greater than 90 days and still accruing	13,363	12,352	37,168	18,945	11,680
Non-accrual loans:
Commercial	21,743	42,036	42,882	49,916	37,224
Commercial real estate	46,107	68,815	64,557	62,830	26,113
Home equity	6,529	6,329	7,261	7,243	7,363
Residential real estate	26,071	22,069	19,529	18,965	13,797
Premium finance receivables	13,264	21,080	16,460	21,058	21,180
Consumer and other	436	422	427	403	231
Total non-accrual loans	114,150	160,751	151,116	160,415	105,908
Total non-performing loans:
Commercial	22,050	42,036	44,256	51,157	37,224
Commercial real estate	46,107	68,815	64,557	63,346	26,113
Home equity	6,529	6,329	7,261	7,243	7,363
Residential real estate	26,071	22,069	19,529	19,570	13,797
Premium finance receivables	26,056	33,257	52,098	37,563	32,697
Consumer and other	700	597	583	481	394
Total non-performing loans	$127,513	$173,103	$188,284	$179,360	$117,588
Other real estate owned	9,711	2,891	2,409	2,701	5,208
Other real estate owned - from acquisitions	6,847	6,326	7,788	8,325	9,963
Other repossessed assets	—	—	—	—	4
Total non-performing assets	$144,071	$182,320	$198,481	$190,386	$132,763
Accruing TDRs not included within non-performing assets	$47,023	$46,410	$48,609	$47,049	$36,725
Total non-performing loans by category as a percent of its own respective category’s period-end balance:
Commercial	0.18%	0.34%	0.37%	0.57%	0.45%
Commercial real estate	0.54	0.82	0.79	0.77	0.33
Home equity	1.54	1.42	1.56	1.46	1.44
Residential real estate	2.07	1.59	1.37	1.42	1.02
Premium finance receivables	0.26	0.35	0.55	0.43	0.39
Consumer and other	2.17	1.08	1.21	1.29	0.36
Total loans, net of unearned income	0.40%	0.54%	0.60%	0.65%	0.44%
Total non-performing assets as a percentage of total assets	0.32%	0.42%	0.46%	0.49%	0.36%
Allowance for credit losses as a percentage of non-accrual loans	332.82%	241.93%	246.90%	157.97%	149.62%

(1)Prior to the adoption of ASU 2016-13, acquired loans with evidence of credit quality deterioration (purchased credit deteriorated loans, or "PCD loans") were excluded from non-performing loans. PCD loans that meet the definition of non-accrual or are greater than 90 days past-due and still accruing interest are now included in non-performing loans and resulted in a $37.3 million increase in non-accrual loans upon adoption of ASU 2016-13 as of January 1, 2020.
(2)As of December 31, 2020, September 30, 2020, June 30, 2020, March 31, 2020, and December 31, 2019, no TDRs were past due greater than 90 days and still accruing interest.

Non-performing Loans Rollforward

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
(In thousands)	2020	2020	2020	2020	2019	2020	2019

Balance at beginning of period	$173,103	$188,284	$179,360	$117,588	$114,284	$117,588	$113,234
Additions from becoming non-performing in the respective period	13,224	19,771	20,803	32,195	30,977	85,993	96,355
Additions from the adoption of ASU 2016-13	—	—	—	37,285	—	37,285	—
Return to performing status	(1,000)	(6,202)	(2,566)	(486)	(243)	(10,254)	(14,774)
Payments received	(30,146)	(3,733)	(11,201)	(7,949)	(19,380)	(53,029)	(45,168)
Transfer to OREO and other repossessed assets	(12,662)	(598)	—	(1,297)	—	(14,557)	(3,061)
Charge-offs	(7,817)	(6,583)	(12,884)	(2,551)	(11,798)	(29,835)	(39,591)
Net change for niche loans (1)	(7,189)	(17,836)	14,772	4,575	3,748	(5,678)	10,593
Balance at end of period	$127,513	$173,103	$188,284	$179,360	$117,588	$127,513	$117,588
(1)This includes activity for premium finance receivables and indirect consumer loans.

TDRs

	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2020	2020	2020	2020	2019
Accruing TDRs:
Commercial	$7,699	$7,863	$5,338	$6,500	$4,905
Commercial real estate	10,549	10,846	19,106	18,043	9,754
Residential real estate and other	28,775	27,701	24,165	22,506	22,066
Total accrual	$47,023	$46,410	$48,609	$47,049	$36,725
Non-accrual TDRs: (1)
Commercial	$10,491	$13,132	$20,788	$17,206	$13,834
Commercial real estate	6,177	13,601	8,545	14,420	7,119
Residential real estate and other	4,501	5,392	5,606	4,962	6,158
Total non-accrual	$21,169	$32,125	$34,939	$36,588	$27,111
Total TDRs:
Commercial	$18,190	$20,995	$26,126	$23,706	$18,739
Commercial real estate	16,726	24,447	27,651	32,463	16,873
Residential real estate and other	33,276	33,093	29,771	27,468	28,224
Total TDRs	$68,192	$78,535	$83,548	$83,637	$63,836
(1)Included in total non-performing loans.

Other Real Estate Owned

	Three Months Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(In thousands)	2020	2020	2020	2020	2019
Balance at beginning of period	$9,217	$10,197	$11,026	$15,171	$17,482
Disposals/resolved	(3,839)	(1,532)	(612)	(4,793)	(4,860)
Transfers in at fair value, less costs to sell	11,508	777	—	954	936
Additions from acquisition	—	—	—	—	2,179
Fair value adjustments	(328)	(225)	(217)	(306)	(566)
Balance at end of period	$16,558	$9,217	$10,197	$11,026	$15,171

	Period End
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
Balance by Property Type:	2020	2020	2020	2020	2019
Residential real estate	$2,324	$1,839	$1,382	$1,684	$1,016
Residential real estate development	1,691	—	—	—	810
Commercial real estate	12,543	7,378	8,815	9,342	13,345
Total	$16,558	$9,217	$10,197	$11,026	$15,171

TABLE 15: NON-INTEREST INCOME

	Three Months Ended					Q4 2020 compared to Q3 2020		Q4 2020 compared to Q4 2019
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(Dollars in thousands)	2020	2020	2020	2020	2019	$ Change	% Change	$ Change	% Change
Brokerage	$4,740	$4,563	$4,147	$5,281	$4,859	$177	4%	$(119)	(2)%
Trust and asset management	22,062	20,394	18,489	20,660	20,140	1,668	8	1,922	10
Total wealth management	26,802	24,957	22,636	25,941	24,999	1,845	7	1,803	7
Mortgage banking	86,819	108,544	102,324	48,326	47,860	(21,725)	(20)	38,959	81
Service charges on deposit accounts	11,841	11,497	10,420	11,265	10,973	344	3	868	8
Gains (losses) on investment securities, net	1,214	411	808	(4,359)	587	803	NM	627	NM
Fees from covered call options	—	—	—	2,292	1,243	—	NM	(1,243)	(100)
Trading (losses) gains, net	(102)	183	(634)	(451)	46	(285)	NM	(148)	NM
Operating lease income, net	12,118	11,717	11,785	11,984	12,487	401	3	(369)	(3)
Other:
Interest rate swap fees	4,930	4,029	5,693	6,066	2,206	901	22	2,724	NM
BOLI	2,846	1,218	1,950	(1,284)	1,377	1,628	134	1,469	NM
Administrative services	1,263	1,077	933	1,112	1,072	186	17	191	18
Foreign currency remeasurement (losses) gains	(208)	(54)	(208)	(151)	261	(154)	NM	(469)	NM
Early pay-offs of capital leases	118	165	275	74	24	(47)	(28)	94	NM
Miscellaneous	10,720	6,849	6,011	12,427	9,085	3,871	57	1,635	18
Total Other	19,669	13,284	14,654	18,244	14,025	6,385	48	5,644	40
Total Non-Interest Income	$158,361	$170,593	$161,993	$113,242	$112,220	$(12,232)	(7)%	$46,141	41%
NM - Not meaningful.

	Years Ended
	Dec 31,	Dec 31,	$	%
(Dollars in thousands)	2020	2019	Change	Change
Brokerage	$18,731	$18,825	$(94)	0%
Trust and asset management	81,605	78,289	3,316	4
Total wealth management	100,336	97,114	3,222	3
Mortgage banking	346,013	154,293	191,720	124
Service charges on deposit accounts	45,023	39,070	5,953	15
(Losses) gains on investment securities, net	(1,926)	3,525	(5,451)	NM
Fees from covered call options	2,292	3,670	(1,378)	(38)
Trading losses, net	(1,004)	(158)	(846)	NM
Operating lease income, net	47,604	47,041	563	1
Other:
Interest rate swap fees	20,718	13,072	7,646	58
BOLI	4,730	4,947	(217)	(4)
Administrative services	4,385	4,197	188	4
Foreign currency remeasurement (loss) gain	(621)	783	(1,404)	NM
Early pay-offs of leases	632	35	597	NM
Miscellaneous	36,007	39,583	(3,576)	(9)
Total Other	65,851	62,617	3,234	5
Total Non-Interest Income	$604,189	$407,172	$197,017	48%
NM - Not meaningful.

TABLE 16: MORTGAGE BANKING

	Three Months Ended					Years Ended
(Dollars in thousands)	Dec 31, 2020	Sep 30, 2020	Jun 30, 2020	Mar 31, 2020	Dec 31, 2019	Dec 31, 2020	Dec 31, 2019
Originations:
Retail originations	$1,757,093	$1,590,699	$1,588,932	$773,144	$782,122	$5,709,868	$2,730,865
Correspondent originations	—	—	—	—	4,024	—	385,729
Veterans First originations	594,151	635,876	621,878	442,957	459,236	2,294,862	1,381,327
Total originations for sale (A)	$2,351,244	$2,226,575	$2,210,810	$1,216,101	$1,245,382	$8,004,730	$4,497,921
Originations for investment	192,107	73,711	56,954	73,727	105,911	396,499	460,734
Total originations	$2,543,351	$2,300,286	$2,267,764	$1,289,828	$1,351,293	$8,401,229	$4,958,655

Purchases as a percentage of originations for sale	35%	41%	30%	37%	40%	35%	52%
Refinances as a percentage of originations for sale	65	59	70	63	60	65	48
Total	100%	100%	100%	100%	100%	100%	100%

Production Margin:
Production revenue (B) (1)	$70,886	$94,148	$93,433	$49,327	$34,622	$307,794	$122,047
Production margin (B / A)	3.01%	4.23%	4.23%	4.06%	2.78%	3.85%	2.71%

Mortgage Servicing:
Loans serviced for others (C)	$10,833,135	$10,139,878	$9,188,285	$8,314,634	$8,243,251
MSRs, at fair value (D)	92,081	86,907	77,203	73,504	85,638
Percentage of MSRs to loans serviced for others (D / C)	0.85%	0.86%	0.84%	0.88%	1.04%
Servicing income	$9,829	$8,118	$6,908	$7,031	$6,247	$31,886	$23,156

Components of MSR:
MSR - current period capitalization	$20,343	$20,936	$20,351	$9,447	$14,532	$71,077	$44,943
MSR - collection of expected cash flows - paydowns	(688)	(590)	(419)	(547)	(483)	(2,244)	(1,901)
MSR - collection of expected cash flows - payoffs	(8,335)	(7,272)	(8,252)	(6,476)	(6,325)	(30,335)	(18,217)
Valuation:
MSR - changes in fair value model assumptions	(5,223)	(3,002)	(7,982)	(14,557)	2,329	(30,764)	(14,778)
Gain (loss) on derivative contract held as an economic hedge, net	—	—	589	4,160	(483)	4,749	519
MSR valuation adjustment, net of gain/(loss) on derivative contract held as an economic hedge	$(5,223)	$(3,002)	$(7,393)	$(10,397)	$1,846	$(26,015)	$(14,259)

Summary of Mortgage Banking Revenue:
Production revenue (1)	$70,886	$94,148	$93,433	$49,327	$34,622	$307,794	$122,047
Servicing income	9,829	8,118	6,908	7,031	6,247	31,886	23,156
MSR activity	6,097	10,072	4,287	(7,973)	9,570	12,483	10,566
Other	7	(3,794)	(2,304)	(59)	(2,579)	(6,150)	(1,476)
Total mortgage banking revenue	$86,819	$108,544	$102,324	$48,326	$47,860	$346,013	$154,293
(1)Production revenue represents revenue earned from the origination and subsequent sale of mortgages, including gains on loans sold and fees from originations, changes in derivative activity, processing and other related activities, and excludes servicing fees, changes in the fair value of servicing rights and changes to the mortgage recourse obligation and other non-production revenue.

TABLE 17: NON-INTEREST EXPENSE

	Three Months Ended					Q4 2020 compared to Q3 2020		Q4 2020 compared to Q4 2019
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,
(Dollars in thousands)	2020	2020	2020	2020	2019	$ Change	% Change	$ Change	% Change
Salaries and employee benefits:
Salaries	$93,535	$89,849	$87,105	$81,286	$82,888	$3,686	4%	$10,647	13%
Commissions and incentive compensation	52,383	48,475	46,151	31,575	40,226	3,908	8	12,157	30
Benefits	25,198	25,718	20,900	23,901	22,827	(520)	(2)	2,371	10
Total salaries and employee benefits	171,116	164,042	154,156	136,762	145,941	7,074	4	25,175	17
Equipment	20,565	17,251	15,846	14,834	14,485	3,314	19	6,080	42
Operating lease equipment depreciation	9,938	9,425	9,292	9,260	9,766	513	5	172	2
Occupancy, net	19,687	15,830	16,893	17,547	17,132	3,857	24	2,555	15
Data processing	5,728	5,689	10,406	8,373	7,569	39	1	(1,841)	(24)
Advertising and marketing	9,850	7,880	7,704	10,862	12,517	1,970	25	(2,667)	(21)
Professional fees	6,530	6,488	7,687	6,721	7,650	42	1	(1,120)	(15)
Amortization of other intangible assets	2,634	2,701	2,820	2,863	3,017	(67)	(2)	(383)	(13)
FDIC insurance	7,016	6,772	7,081	4,135	1,348	244	4	5,668	NM
OREO expense, net	(114)	(168)	237	(876)	536	54	(32)	(650)	NM
Other:
Commissions - 3rd party brokers	764	778	707	865	717	(14)	(2)	47	7
Postage	1,849	1,529	1,591	1,949	2,220	320	21	(371)	(17)
Miscellaneous	26,304	26,002	24,948	21,346	26,693	302	1	(389)	(1)
Total other	28,917	28,309	27,246	24,160	29,630	608	2	(713)	(2)
Total Non-Interest Expense	$281,867	$264,219	$259,368	$234,641	$249,591	$17,648	7%	$32,276	13%
NM - Not meaningful.

	Years Ended
	Dec 31,	Dec 31,	$	%
(Dollars in thousands)	2020	2019	Change	Change
Salaries and employee benefits:
Salaries	$351,775	$310,352	$41,423	13%
Commissions and incentive compensation	178,584	148,600	29,984	20
Benefits	95,717	87,468	8,249	9
Total salaries and employee benefits	626,076	546,420	79,656	15
Equipment	68,496	52,328	16,168	31
Operating lease equipment depreciation	37,915	35,760	2,155	6
Occupancy, net	69,957	64,289	5,668	9
Data processing	30,196	27,820	2,376	9
Advertising and marketing	36,296	48,595	(12,299)	(25)
Professional fees	27,426	27,471	(45)	0
Amortization of other intangible assets	11,018	11,844	(826)	(7)
FDIC insurance	25,004	9,199	15,805	NM
OREO expense, net	(921)	3,628	(4,549)	NM
Other:
Commissions - 3rd party brokers	3,114	2,918	196	7
Postage	6,918	9,597	(2,679)	(28)
Miscellaneous	98,600	88,257	10,343	12
Total other	108,632	100,772	7,860	8
Total Non-Interest Expense	$1,040,095	$928,126	$111,969	12%
NM - Not meaningful.

TABLE 18: SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES/RATIOS

The accounting and reporting policies of Wintrust conform to generally accepted accounting principles (“GAAP”) in the United States and prevailing practices in the banking industry. However, certain non-GAAP performance measures and ratios are used by management to evaluate and measure the Company’s performance. These include taxable-equivalent net interest income (including its individual components), taxable-equivalent net interest margin (including its individual components), the taxable-equivalent efficiency ratio, tangible common equity ratio, tangible book value per common share, return on average tangible common equity and pre-tax income, excluding provision for credit losses. Management believes that these measures and ratios provide users of the Company’s financial information a more meaningful view of the performance of the Company's interest-earning assets and interest-bearing liabilities and of the Company’s operating efficiency. Other financial holding companies may define or calculate these measures and ratios differently.

Management reviews yields on certain asset categories and the net interest margin of the Company and its banking subsidiaries on a fully taxable-equivalent basis. In this non-GAAP presentation, net interest income is adjusted to reflect tax-exempt interest income on an equivalent before-tax basis using tax rates effective as of the end of the period. This measure ensures comparability of net interest income arising from both taxable and tax-exempt sources. Net interest income on a fully taxable-equivalent basis is also used in the calculation of the Company’s efficiency ratio. The efficiency ratio, which is calculated by dividing non-interest expense by total taxable-equivalent net revenue (less securities gains or losses), measures how much it costs to produce one dollar of revenue. Securities gains or losses are excluded from this calculation to better match revenue from daily operations to operational expenses. Management considers the tangible common equity ratio and tangible book value per common share as useful measurements of the Company’s equity. The Company references the return on average tangible common equity as a measurement of profitability. Management considers pre-tax income, excluding provision for credit losses, as a useful measurement of the Company's core net income.

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars and shares in thousands)	2020	2020	2020	2020	2019	2020	2019
Reconciliation of Non-GAAP Net Interest Margin and Efficiency Ratio:
(A) Interest Income (GAAP)	$307,981	$311,156	$329,816	$344,067	$349,731	$1,293,020	$1,385,142
Taxable-equivalent adjustment:
- Loans	324	481	576	860	892	2,241	3,935
- Liquidity Management Assets	530	546	538	551	573	2,165	2,280
- Other Earning Assets	3	1	3	2	1	9	9
(B) Interest Income (non-GAAP)	$308,838	$312,184	$330,933	$345,480	$351,197	$1,297,435	$1,391,366
(C) Interest Expense (GAAP)	$48,584	$55,220	$66,685	$82,624	$87,852	$253,113	$330,223
(D) Net Interest Income (GAAP) (A minus C)	$259,397	$255,936	$263,131	$261,443	$261,879	$1,039,907	$1,054,919
(E) Net Interest Income (non-GAAP) (B minus C)	$260,254	$256,964	$264,248	$262,856	$263,345	$1,044,322	$1,061,143
Net interest margin (GAAP)	2.53%	2.56%	2.73%	3.12%	3.17%	2.72%	3.45%
Net interest margin, fully taxable-equivalent (non-GAAP)	2.54%	2.57%	2.74%	3.14%	3.19%	2.73%	3.47%
(F) Non-interest income	$158,361	$170,593	$161,993	$113,242	$112,220	$604,189	$407,172
(G) Gains (losses) on investment securities, net	1,214	411	808	(4,359)	587	(1,926)	3,525
(H) Non-interest expense	281,867	264,219	259,368	234,641	249,591	1,040,095	928,126
Efficiency ratio (H/(D+F-G))	67.67%	62.01%	61.13%	61.90%	66.82%	63.19%	63.63%
Efficiency ratio (non-GAAP) (H/(E+F-G))	67.53%	61.86%	60.97%	61.67%	66.56%	63.02%	63.36%

Reconciliation of Non-GAAP Tangible Common Equity Ratio:
Total shareholders’ equity (GAAP)	$4,115,995	$4,074,089	$3,990,218	$3,700,393	$3,691,250
Less: Non-convertible preferred stock (GAAP)	(412,500)	(412,500)	(412,500)	(125,000)	(125,000)
Less: Intangible assets (GAAP)	(681,747)	(683,314)	(685,581)	(687,626)	(692,277)
(I) Total tangible common shareholders’ equity (non-GAAP)	$3,021,748	$2,978,275	$2,892,137	$2,887,767	$2,873,973
(J) Total assets (GAAP)	$45,080,768	$43,731,718	$43,540,017	$38,799,847	$36,620,583
Less: Intangible assets (GAAP)	(681,747)	(683,314)	(685,581)	(687,626)	(692,277)
(K) Total tangible assets (non-GAAP)	$44,399,021	$43,048,404	$42,854,436	$38,112,221	$35,928,306
Common equity to assets ratio (GAAP) (L/J)	8.2%	8.4%	8.2%	9.2%	9.7%
Tangible common equity ratio (non-GAAP) (I/K)	6.8%	6.9%	6.7%	7.6%	8.0%

	Three Months Ended					Years Ended
	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Dec 31,	Dec 31,	Dec 31,
(Dollars and shares in thousands)	2020	2020	2020	2020	2019	2020	2019
Reconciliation of Non-GAAP Tangible Book Value per Common Share:
Total shareholders’ equity	$4,115,995	$4,074,089	$3,990,218	$3,700,393	$3,691,250
Less: Preferred stock	(412,500)	(412,500)	(412,500)	(125,000)	(125,000)
(L) Total common equity	$3,703,495	$3,661,589	$3,577,718	$3,575,393	$3,566,250
(M) Actual common shares outstanding	56,770	57,602	57,574	57,545	57,822
Book value per common share (L/M)	$65.24	$63.57	$62.14	$62.13	$61.68
Tangible book value per common share (non-GAAP) (I/M)	$53.23	$51.70	$50.23	$50.18	$49.70

Reconciliation of Non-GAAP Return on Average Tangible Common Equity:
(N) Net income applicable to common shares	$94,213	$97,029	$19,609	$60,762	$83,914	$271,613	$347,497
Add: Intangible asset amortization	2,634	2,701	2,820	2,863	3,017	11,018	11,844
Less: Tax effect of intangible asset amortization	(656)	(589)	(832)	(799)	(793)	(2,732)	(3,068)
After-tax intangible asset amortization	1,978	2,112	1,988	2,064	2,224	8,286	8,776
(O) Tangible net income applicable to common shares (non-GAAP)	$96,191	$99,141	$21,597	$62,826	$86,138	$279,899	$356,273
Total average shareholders' equity	$4,050,286	$4,034,902	$3,908,846	$3,710,169	$3,622,184	$3,926,688	$3,461,535
Less: Average preferred stock	(412,500)	(412,500)	(273,489)	(125,000)	(125,000)	(306,455)	(125,000)
(P) Total average common shareholders' equity	$3,637,786	$3,622,402	$3,635,357	$3,585,169	$3,497,184	$3,620,233	$3,336,535
Less: Average intangible assets	(682,290)	(684,717)	(686,526)	(690,777)	(689,286)	(686,064)	(641,802)
(Q) Total average tangible common shareholders’ equity (non-GAAP)	$2,955,496	$2,937,685	$2,948,831	$2,894,392	$2,807,898	$2,934,169	$2,694,733
Return on average common equity, annualized (N/P)	10.30%	10.66%	2.17%	6.82%	9.52%	7.50%	10.41%
Return on average tangible common equity, annualized (non-GAAP) (O/Q)	12.95%	13.43%	2.95%	8.73%	12.17%	9.54%	13.22%

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:
Income before taxes	$134,711	$137,284	$30,703	$87,083	$116,682	$389,781	$480,101
Add: Provision for credit losses	1,180	25,026	135,053	52,961	7,826	214,220	53,864
Pre-tax income, excluding provision for credit losses (non-GAAP)	$135,891	$162,310	$165,756	$140,044	$124,508	$604,001	$533,965

Reconciliation of Non-GAAP Pre-Tax, Pre-Provision Income:	Years Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2018	2017	2016	2015	2014	2013	2012	2011	2010
Income before taxes	$460,133	$389,997	$331,854	$251,765	$246,431	$224,440	$180,132	$128,033	$100,807
Add: Provision for credit losses	34,832	29,768	34,084	32,942	20,537	46,033	76,436	102,638	124,664
Pre-tax income, excluding provision for credit losses (non-GAAP)	$494,965	$419,765	$365,938	$284,707	$266,968	$270,473	$256,568	$230,671	$225,471

WINTRUST SUBSIDIARIES AND LOCATIONS

Wintrust is a financial holding company whose common stock is traded on the Nasdaq Global Select Market (Nasdaq: WTFC). Its 15 community bank subsidiaries are: Lake Forest Bank & Trust Company, N.A., Hinsdale Bank & Trust Company, N.A., Wintrust Bank, N.A., in Chicago, Libertyville Bank & Trust Company, N.A., Barrington Bank & Trust Company, N.A., Crystal Lake Bank & Trust Company, N.A., Northbrook Bank & Trust Company, N.A., Schaumburg Bank & Trust Company, N.A., Village Bank & Trust, N.A., in Arlington Heights, Beverly Bank & Trust Company, N.A. in Chicago, Wheaton Bank & Trust Company, N.A., State Bank of The Lakes, N.A., in Antioch, Old Plank Trail Community Bank, N.A. in New Lenox, St. Charles Bank & Trust Company, N.A. and Town Bank, N.A., in Hartland, Wisconsin.

In addition to the locations noted above, the banks also operate facilities in Illinois in Addison, Algonquin, Aurora, Bloomingdale, Bolingbrook, Buffalo Grove, Burbank, Cary, Clarendon Hills, Crete, Countryside, Darien, Deerfield, Des Plaines, Downers Grove, Elgin, Elk Grove Village, Elmhurst, Evanston, Evergreen Park, Frankfort, Geneva, Glen Ellyn, Glencoe, Glenview, Gurnee, Grayslake, Hanover Park, Highland Park, Highwood, Hoffman Estates, Homer Glen, Itasca, Joliet, Lake Bluff, Lake Villa, Lansing, Lemont, Lindenhurst, Lynwood, Markham, Maywood, McHenry, Mokena, Mount Prospect, Mundelein, Naperville, North Chicago, Northfield, Norridge, Oak Lawn, Oak Brook, Orland Park, Palatine, Park Ridge, Prospect Heights, Ravinia, Riverside, Rolling Meadows, Round Lake Beach, Shorewood, Skokie, South Holland, Spring Grove, Steger, Stone Park, Vernon Hills, Wauconda, Waukegan, Western Springs, Willowbrook, Wilmette, Winnetka and Wood Dale, and in Wisconsin in Albany, Burlington, Clinton, Darlington, Delafield, Delavan, Elm Grove, Genoa City, Kenosha, Lake Geneva, Madison, Menomonee Falls, Milwaukee, Monroe, Pewaukee, Racine, Sharon, Wales, Walworth and Wind Lake, and in Dyer, Indiana and in Naples, Florida.

Additionally, the Company operates various non-bank business units:
•FIRST Insurance Funding, a division of Lake Forest Bank & Trust Company, N.A., and Wintrust Life Finance, a division of Lake Forest Bank & Trust Company, N.A., serve commercial and life insurance loan customers, respectively, throughout the United States.
•First Insurance Funding of Canada serves commercial insurance loan customers throughout Canada.
•Tricom, Inc. of Milwaukee provides high-yielding, short-term accounts receivable financing and value-added out-sourced administrative services, such as data processing of payrolls, billing and cash management services, to temporary staffing service clients located throughout the United States.
•Wintrust Mortgage, a division of Barrington Bank & Trust Company, N.A., engages primarily in the origination and purchase of residential mortgages for sale into the secondary market through origination offices located throughout the United States. Loans are also originated nationwide through relationships with wholesale and correspondent offices.
•Wintrust Investments, LLC is a broker-dealer providing a full range of private client and brokerage services to clients and correspondent banks located primarily in the Midwest.
•Great Lakes Advisors LLC provides money management services and advisory services to individual accounts.
•The Chicago Trust Company, N.A., a trust subsidiary, allows Wintrust to service customers’ trust and investment needs at each banking location.
•Wintrust Asset Finance offers direct leasing opportunities.
•CDEC provides Qualified Intermediary services (as defined by U.S. Treasury regulations) for taxpayers seeking to structure tax-deferred like-kind exchanges under Internal Revenue Code Section 1031.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of federal securities laws. Forward-looking information can be identified through the use of words such as “intend,” “plan,” “project,” “expect,” “anticipate,” “believe,” “estimate,” “contemplate,” “possible,” “will,” “may,” “should,” “would” and “could.” Forward-looking statements and information are not historical facts, are premised on many factors and assumptions, and represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, such as the impacts of the COVID-19 pandemic, and which may include, but are not limited to, those listed below and the Risk Factors discussed under Item 1A of the Company’s 2019 Annual Report on Form 10-K and in any of the Company’s subsequent SEC filings. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements may be deemed to include, among other things, statements relating to the Company’s future financial performance, the performance of its loan portfolio, the expected amount of future credit reserves and charge-offs, delinquency trends, growth plans, regulatory developments, securities that the Company may offer from time to time, and management’s long-term performance goals, as well as statements relating to the anticipated effects on financial condition and results of operations from expected developments or events, the Company’s business and growth strategies, including future acquisitions of banks, specialty finance or wealth management businesses, internal growth and plans to form additional de novo banks or branch offices. Actual results could differ materially from those addressed in the forward-looking statements as a result of numerous factors, including the following:

•the severity, magnitude and duration of the COVID-19 pandemic and the direct and indirect impact of such pandemic, as well as responses to the pandemic by the government, businesses and consumers, on our operations and personnel, commercial activity and demand across our business and our customers’ businesses;
•the disruption of global, national, state and local economies associated with the COVID-19 pandemic, which could affect the Company’s liquidity and capital positions, impair the ability of our borrowers to repay outstanding loans, impair collateral values and further increase our allowance for credit losses;
•the impact of the COVID-19 pandemic on our financial results, including possible lost revenue and increased expenses (including the cost of capital), as well as possible goodwill impairment charges;
•economic conditions that affect the economy, housing prices, the job market and other factors that may adversely affect the Company’s liquidity and the performance of its loan portfolios, particularly in the markets in which it operates;
•negative effects suffered by us or our customers resulting from changes in U.S. trade policies;
•the extent of defaults and losses on the Company’s loan portfolio, which may require further increases in its allowance for credit losses;
•estimates of fair value of certain of the Company’s assets and liabilities, which could change in value significantly from period to period;
•the financial success and economic viability of the borrowers of our commercial loans;
•commercial real estate market conditions in the Chicago metropolitan area and southern Wisconsin;
•the extent of commercial and consumer delinquencies and declines in real estate values, which may require further increases in the Company’s allowance for credit losses;
•inaccurate assumptions in our analytical and forecasting models used to manage our loan portfolio;
•changes in the level and volatility of interest rates, the capital markets and other market indices (including developments and volatility arising from or related to the COVID-19 pandemic) that may affect, among other things, the Company’s liquidity and the value of its assets and liabilities;
•a prolonged period of near zero interest rates or potentially negative interest rates, either broadly or for some types of instruments, which may affect the Company’s net interest income and net interest margin, and which could materially adversely affect the Company’s profitability;
•competitive pressures in the financial services business which may affect the pricing of the Company’s loan and deposit products as well as its services (including wealth management services), which may result in loss of market share and reduced income from deposits, loans, advisory fees and income from other products;
•failure to identify and complete favorable acquisitions in the future or unexpected difficulties or developments related to the integration of the Company’s recent or future acquisitions;
•unexpected difficulties and losses related to FDIC-assisted acquisitions;
•harm to the Company’s reputation;
•any negative perception of the Company’s financial strength;
•ability of the Company to raise additional capital on acceptable terms when needed;
•disruption in capital markets, which may lower fair values for the Company’s investment portfolio;
•ability of the Company to use technology to provide products and services that will satisfy customer demands and create efficiencies in operations and to manage risks associated therewith;
•failure or breaches of our security systems or infrastructure, or those of third parties;
•security breaches, including denial of service attacks, hacking, social engineering attacks, malware intrusion or data corruption attempts and identity theft;
•adverse effects on our information technology systems resulting from failures, human error or cyberattacks;
•adverse effects of failures by our vendors to provide agreed upon services in the manner and at the cost agreed, particularly our information technology vendors;
•increased costs as a result of protecting our customers from the impact of stolen debit card information;
•accuracy and completeness of information the Company receives about customers and counterparties to make credit decisions;
•ability of the Company to attract and retain senior management experienced in the banking and financial services industries;
•environmental liability risk associated with lending activities;
•the impact of any claims or legal actions to which the Company is subject, including any effect on our reputation;
•losses incurred in connection with repurchases and indemnification payments related to mortgages and increases in reserves associated therewith;
•the loss of customers as a result of technological changes allowing consumers to complete their financial transactions without the use of a bank;

•the soundness of other financial institutions;
•the expenses and delayed returns inherent in opening new branches and de novo banks;
•liabilities, potential customer loss or reputational harm related to closings of existing branches;
•examinations and challenges by tax authorities, and any unanticipated impact of the Tax Act;
•changes in accounting standards, rules and interpretations such as the new CECL standard and related changes to address the impact of COVID-19, and the impact on the Company’s financial statements;
•the ability of the Company to receive dividends from its subsidiaries;
•uncertainty about the discontinued use of LIBOR and transition to an alternative rate;
•a decrease in the Company’s capital ratios, including as a result of declines in the value of its loan portfolios, or otherwise;
•legislative or regulatory changes, particularly changes in regulation of financial services companies and/or the products and services offered by financial services companies, including those changes that are in response to the COVID-19 pandemic, including without limitation the CARES Act, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act, and the rules and regulations that may be promulgated thereunder;
•a lowering of our credit rating;
•changes in U.S. monetary policy and changes to the Federal Reserve’s balance sheet, including changes in response to the COVID-19 pandemic or otherwise;
•regulatory restrictions upon our ability to market our products to consumers and limitations on our ability to profitably operate our mortgage business;
•increased costs of compliance, heightened regulatory capital requirements and other risks associated with changes in regulation and the regulatory environment;
•the impact of heightened capital requirements;
•increases in the Company’s FDIC insurance premiums, or the collection of special assessments by the FDIC;
•delinquencies or fraud with respect to the Company’s premium finance business;
•credit downgrades among commercial and life insurance providers that could negatively affect the value of collateral securing the Company’s premium finance loans;
•the Company’s ability to comply with covenants under its credit facility; and
•fluctuations in the stock market, which may have an adverse impact on the Company’s wealth management business and brokerage operation.

Therefore, there can be no assurances that future actual results will correspond to these forward-looking statements. The reader is cautioned not to place undue reliance on any forward-looking statement made by the Company. Any such statement speaks only as of the date the statement was made or as of such date that may be referenced within the statement. The Company undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events after the date of the press release. Persons are advised, however, to consult further disclosures management makes on related subjects in its reports filed with the Securities and Exchange Commission and in its press releases.

CONFERENCE CALL, WEBCAST AND REPLAY

The Company will hold a conference call on Thursday, January 21, 2021 at 10:00 a.m. (Central Time) regarding fourth quarter and full year 2020 results. Individuals interested in listening should call (877) 363-5049 and enter Conference ID #9780585. A simultaneous audio-only webcast and replay of the conference call as well as an accompanying slide presentation may be accessed via the Company’s website at https://www.wintrust.com, Investor Relations, Investor News and Events, Presentations & Conference Calls. The text of the fourth quarter and full year 2020 earnings press release will be available on the home page of the Company’s website at https://www.wintrust.com and at the Investor Relations, Investor News and Events, Press Releases link on its website.